                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Under Rule 14a-12

                    AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1)  Title of each class of securities to which transaction applies:
         (2)  Aggregate number of securities to which transaction applies:
         (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was
              determined):
         (4)  Proposed maximum aggregate value of transaction:
         (5)  Total fee paid:
[ ]           Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1) Amount Previously Paid:                          (3) Filing Party:
          (2) Form, Schedule or Registration Statement No.:    (4) Date Filed:

                    AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                                4050 LEGATO ROAD
                             FAIRFAX, VIRGINIA 22033

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED will be held at 4050 Legato Road, Fairfax, Virginia 22033 on Friday, May 11, 2001, at 10:00 a.m. local time, for the following purposes:

         To elect eight (8) directors to hold office until the next Annual Meeting of Shareholders of American Management Systems, Incorporated and until their successors are elected and qualified;

         To approve an executive incentive compensation plan; and

         To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

         Only shareholders of record at the close of business on March 22, 2001, will be entitled to notice of, and to vote at, the meeting or any adjournment(s) or postponement(s) thereof.

         Shareholders are cordially invited to attend the meeting in person. IF YOU WILL NOT BE ABLE TO ATTEND THE MEETING IN PERSON, PLEASE INDICATE YOUR CHOICE ON THE MATTERS TO BE VOTED UPON, DATE AND SIGN THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE AT 1-800-840-1208 OR VIA THE INTERNET AT HTTP://WWW.PROXYVOTING.COM/AMSY. Instructions regarding telephone and Internet voting are included on the Proxy.


                                          BY ORDER OF THE BOARD OF DIRECTORS,



                                          Frank A. Nicolai
                                          Secretary


April 10, 2001

                    AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
                                4050 LEGATO ROAD
                             FAIRFAX, VIRGINIA 22033

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 11, 2001

                                TABLE OF CONTENTS

General  .........................................................................................................1

Voting Procedure..................................................................................................1

Election of Directors.............................................................................................2

Information Concerning Nominees for Director......................................................................2

Information Concerning Executive Officers.........................................................................6

Principal Stockholders............................................................................................8

Section 16(a) Beneficial Ownership Reporting Compliance..........................................................10

Executive Compensation...........................................................................................11

Compensation Committee Report of Executive Compensation..........................................................15

Audit Committee Report...........................................................................................18

Shareholder Return Performance Graph.............................................................................19

Committees and Compensation of the Board of Directors............................................................20

Compensation Committee Interlocks and Insider Participation......................................................21

Proposal to Approve the 2001 Executive Incentive Compensation Plan...............................................21

Independent Public Accountants...................................................................................23

Other Matters....................................................................................................23

Proposals for 2002 Annual Meeting of Shareholders................................................................23

Annual Report....................................................................................................24

American Management Systems, Incorporated Audit Committee Charter.........................................Exhibit A

American Management Systems, Incorporated 2001 Executive Incentive Compensation Plan......................Exhibit B

American Management Systems, Incorporated 2000 Financial Report..........................................Appendix 1

                                     GENERAL

         The enclosed Proxy is being solicited by the Board of Directors (the "Board of Directors" or the "Board") of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED (the "Company" or "AMS") in connection with the annual meeting of shareholders of the Company to be held May 11, 2001 (the "Annual Meeting"), or any adjournment(s) or postponement(s) thereof. The entire expense of solicitation of proxies will be borne by the Company, except that certain expenses for Internet access will be incurred by shareholders who choose to vote over the Internet. Solicitation will be primarily by mail. However, directors, executive officers, and employees of the Company may also solicit by telephone, personal contact or electronic communication. The Company will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses of sending proxy materials to beneficial owners and obtaining their proxies. It is anticipated that the Proxy Statement and Proxy first will be mailed to shareholders on or about April 10, 2001.

         Any shareholder giving a Proxy by mail, via telephone or via the Internet has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Company. If you attend the Annual Meeting, you may, if you wish, revoke your Proxy by voting in person. Proxies solicited herein will be voted, and if the person solicited specifies in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification. If no choice is indicated, the Proxy will be voted "FOR" the election of the nominees listed on pages 2 to 5 under the caption "Information Concerning Nominees for Director"; and "FOR" the approval of the AMS 2001 Executive Incentive Compensation Plan (the "2001 IC Plan").

                                VOTING PROCEDURE

         As of March 22, 2001, there were outstanding 41,590,108 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"). Each share of Common Stock is entitled to one vote at the Annual Meeting. Only shareholders of record at the close of business on March 22, 2001 will be entitled to vote at the Annual Meeting.

         Votes cast in person or by Proxy at the Annual Meeting, abstentions and Broker Non-votes (as defined below) will be tabulated by the election inspectors appointed for such Meeting and will be counted for purposes of determining whether a quorum is present. Directors will be elected by the affirmative vote of the holders of a plurality of the shares present (in person or represented by Proxy) and voted on the election of directors at the Annual Meeting. The proposal to approve the 2001 IC Plan will be approved by the affirmative vote of the holders of a majority of the votes cast with respect to such Plan (as required by Internal Revenue Service ("IRS") regulations). Any other matter submitted to a vote at the Annual Meeting will be approved by the affirmative vote of the holders of a majority of the shares present (in person or represented by Proxy) and entitled to vote on each such matter. The election inspectors will treat abstentions on a particular matter as shares that are present and entitled to vote for purposes of determining the approval of such matter. Abstentions, therefore, will have the same effect as a vote against a particular matter. Notwithstanding the foregoing, with respect to the proposal to approve the 2001 IC Plan, the election inspectors will not treat abstentions as votes cast for purposes of determining the approval of such Plan (as required by IRS regulations). If a broker submits a Proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (a "Broker Non-vote"), those shares will not be treated as present and entitled to vote for purposes of determining the approval of such matter and will not be treated as votes cast for purposes of determining the approval of the 2001 IC Plan.

                              ELECTION OF DIRECTORS

         Eight directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of shareholders of the Company and until his or her successor is elected and qualified. The directors will be elected by the affirmative vote of the holders of a plurality of the shares present (in person or represented by Proxy) and voted on the election of directors. Unless otherwise directed, it is the intention of the persons named in the Proxy to vote such Proxy for the election of the nominees listed under the caption "Information Concerning Nominees for Director" on pages 2 to 5. All of the nominees are now directors of the Company. In the event that any nominee should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the Proxy will vote for the election of such other person in the place of such nominee for the office of director as the Board of Directors may recommend. Descriptive information as to each nominee is set forth below under the caption "Information Concerning Nominees for Director."

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES
                   DESCRIBED BELOW FOR ELECTION AS DIRECTORS.

                  INFORMATION CONCERNING NOMINEES FOR DIRECTOR

                                                                 YEAR
                                                                 FIRST
                                                                ELECTED
         NAME                       AGE         POSITION        DIRECTOR                   BACKGROUND
         ----                       ---         --------        --------                   ----------
Patrick W. Gross. . . . . . . .      56     Chairman of the       1974     Mr. Gross is one of the Company's
                                               Executive                   founders and has served AMS continuously
                                            Committee of the               as an executive officer since 1970.
                                                Board of                   Since December 1997, Mr. Gross has served
                                             Directors, and                as Chairman of the Executive Committee of
                                                Director                   the Board of Directors, an office he also
                                                                           held from 1983 to 1989. He also served as
                                                                           Vice Chairman of the Board of Directors
                                                                           from February 1989 to September 1997. He
                                                                           is a director of Capital One Financial
                                                                           Corporation, Computer Network Technology
                                                                           Corporation, and Landmark Systems
                                                                           Corporation, all of which are
                                                                           publicly-held entities. He is also
                                                                           Chairman of the Board of Directors (a
                                                                           non-executive position) of Baker & Taylor
                                                                           Holdings, Inc., which is a non-publicly
                                                                           held entity.

Frank A. Nicolai . . . . . . . .     59      Executive Vice       1974     Mr. Nicolai is one of the Company's
                                               President,                  founders and has served continuously as
                                             Secretary, and                an executive officer since 1970.  He was
                                                Director                   elected Secretary in 1987.  In addition,
                                                                           he served as Treasurer of the Company
                                                                           from 1980 to 1999.

                                                                 YEAR
                                                                 FIRST
                                                                ELECTED
         NAME                       AGE         POSITION        DIRECTOR                   BACKGROUND
         ----                       ---         --------        --------                   ----------
Daniel J. Altobello. . . . . . .     60         Director          1993     Mr. Altobello served as Chairman of ONEX
                                                                           Food Services, Inc. from September 1995
                                                                           until his retirement in October 2000.  He
                                                                           remains a Director of ONEX. Mr. Altobello
                                                                           has been President of Caterair
                                                                           International Corporation since December
                                                                           1989.  He served as Chairman of the Board
                                                                           and Chief Executive Officer of Caterair
                                                                           International Corporation from December
                                                                           1989 through September 1995.  From April
                                                                           1988 through December 1989, Mr. Altobello
                                                                           was Executive Vice President of Marriott
                                                                           Corporation and President of Marriott
                                                                           Airport Operations.  He presently serves
                                                                           as a director of MESA Air Group, Inc.,
                                                                           World Airways, Inc., Sodexho-Marriott
                                                                           Services, Inc., First Union Realty Trust,
                                                                           and Friedman, Billings & Ramsey Group,
                                                                           all of which are public companies.  He
                                                                           also currently serves as a director of
                                                                           CareFirst, Inc., CareFirst of Maryland,
                                                                           Inc., and Colorado Prime Corporation, and
                                                                           as a member of the Advisory Board of
                                                                           Thayer Capital Partners, a merchant
                                                                           bank.  None of these entities is publicly
                                                                           held.

James J. Forese. . . . . . . . .     65         Director          1989     Mr. Forese is currently Chairman,
                                                                           President, Chief Executive Officer and a
                                                                           Director of IKON Office Solutions. From
                                                                           January 1997 to July 1998, he served as
                                                                           Executive Vice President and President,
                                                                           International Operations of IKON Office
                                                                           Solutions. From 1995 to 1996, he served as
                                                                           Executive Vice President, Chief Operating
                                                                           Officer, and Director of ALCO Standard
                                                                           Corporation. From 1993 to 1995, he served
                                                                           as General Manager of IBM Customer
                                                                           Financing and Chairman of IBM Credit
                                                                           Corporation. He served as IBM Vice
                                                                           President, Finance from 1990 to 1993 and
                                                                           IBM Vice President and Group Executive,
                                                                           IBM World Americas Group from 1988 to
                                                                           1990. He also serves as a director of NUI
                                                                           Corporation, a publicly-held corporation.
                                                                           He joined ALCO/IKON in 1996.

                                                                 YEAR
                                                                 FIRST
                                                                ELECTED
         NAME                       AGE         POSITION        DIRECTOR                   BACKGROUND
         ----                       ---         --------        --------                   ----------

Dorothy Leonard. . . . . . . . .     59            Director       1991     Dr. Leonard has been a Professor at the
                                                                           Harvard University Graduate School of
                                                                           Business Administration since 1993. Prior
                                                                           to this, she served as an Associate
                                                                           Professor from 1989 to 1993, and an
                                                                           Assistant Professor from 1983 to 1989, at
                                                                           the Harvard University Graduate School of
                                                                           Business Administration. Dr. Leonard
                                                                           serves as an independent industrial
                                                                           consultant to numerous Fortune 100
                                                                           companies and to startups. She also serves
                                                                           on the Advisory Board of Daimler Chrysler
                                                                           Corporation, a public company.

W. Walker Lewis. . . . . . . . .     56            Director       1995     Mr. Lewis presently is Chairman of Devon
                                                                           Value Advisers.  From January 1995 to
                                                                           April 1998 he was a Senior Advisor with
                                                                           SBC Warburg Dillon Read Inc. (previously
                                                                           Dillon, Read & Co., Inc.).  He was
                                                                           Managing Director, Strategic Services,
                                                                           and a member of the Management Committee
                                                                           of Kidder, Peabody & Co., Inc. from April
                                                                           1994 to December 1994.  From April 1992
                                                                           through December 1993, he served as
                                                                           President of Avon North America and as
                                                                           Executive Vice President of Avon
                                                                           Corporate.  He currently serves as a
                                                                           director of Owens Corning, which is a
                                                                           publicly-held corporation, and London Fog
                                                                           and Mrs. Fields Original Cookies, which
                                                                           are non-publicly held entities.  Mr.
                                                                           Lewis previously served as a director of
                                                                           AMS from February 1981 through May 1992.

                                                                 YEAR
                                                                 FIRST
                                                                ELECTED
         NAME                       AGE         POSITION        DIRECTOR                   BACKGROUND
         ----                       ---         --------        --------                   ----------

Frederic V. Malek. . . . . . . .     64         Director          1985     Mr. Malek has been Chairman of Thayer
                                                                           Capital Partners, a merchant bank, since
                                                                           March 1993.  He was Co-Chairman, CB
                                                                           Commercial Real Estate Group (a real
                                                                           estate brokerage and management firm)
                                                                           from April 1989 to October 1996.  He was
                                                                           Campaign Manager for the re-election
                                                                           campaign of President Bush and Vice
                                                                           President Quayle from December 1991 to
                                                                           November 1992.  He was Vice Chairman of
                                                                           Northwest Airlines from 1990 to December
                                                                           1991, and was President of Northwest
                                                                           Airlines from 1989 to 1990.  From 1988 to
                                                                           1989 he was Senior Advisor to The Carlyle
                                                                           Group (investment bank), and from 1981 to
                                                                           1988 he was President of Marriott Hotels
                                                                           and Resorts.  Mr. Malek also serves as a
                                                                           director of Automatic Data Processing,
                                                                           Inc.; various Paine-Webber mutual funds;
                                                                           FPL Group; Northwest Airlines;  CB
                                                                           Richard Ellis Services, Inc.; Global
                                                                           Vacation Group, Inc.; Aegis
                                                                           Communications Group, Inc.; and Manor
                                                                           Care, Inc., all of which are
                                                                           publicly-held entities.

Alan G. Spoon. . . . . . . . . .     49         Director          1996     Mr. Spoon has been Managing General
                                                                           Partner of Polaris Venture Partners, a
                                                                           venture capital firm, since May 2000.
                                                                           From 1991 until he joined Polaris, Mr.
                                                                           Spoon was Chief Operating Officer and
                                                                           Director of The Washington Post Company,
                                                                           a public company, and from 1993 until
                                                                           joining the venture capital firm, he also
                                                                           served as President of The Washington
                                                                           Post Company.  Mr. Spoon joined The
                                                                           Washington Post Company in 1982.  From
                                                                           1989 to 1991, he was President of
                                                                           Newsweek, Inc.  During that time he also
                                                                           was responsible for Post-Newsweek
                                                                           television stations.  From 1987 to 1989,
                                                                           he was The Washington Post Company's
                                                                           Chief Financial Officer.  He presently
                                                                           serves as a director of Human Genome
                                                                           Sciences, Inc., Ticketmaster, Inc., and
                                                                           Danaher Inc., each of which are public
                                                                           companies.  Mr. Spoon also is a director
                                                                           of International Data Group, a private
                                                                           entity.

                    INFORMATION CONCERNING EXECUTIVE OFFICERS

         Information concerning Patrick W. Gross, Chairman of the Executive Committee of the Board of Directors; and Frank A. Nicolai, Executive Vice President and Secretary, is set forth above under the caption "Information Concerning Nominees for Director."


               NAME                   AGE            POSITION                            BACKGROUND
               ----                   ----           --------                            ----------

William M. Purdy. . . . . . . . .     60      Interim Chief Executive    Mr. Purdy has served as Interim Chief
                                               Officer and President     Executive Officer and President of AMS
                                                                         since October 2000. He supervised the
                                                                         Financial Services Sector of the Company as
                                                                         Executive Vice President from March 2000 to
                                                                         October 2000.  He established the Electric
                                                                         and Gas Utilities Practice in 1995 and
                                                                         supervised that Practice until October
                                                                         2000.  He managed the Industrial Consulting
                                                                         and Systems Group (Federal Defense) as a
                                                                         Vice President from 1977 to October 2000.
                                                                         Mr. Purdy joined the Company in 1977.

Gregory S. Hero. . . . . . . . .      44             Executive           Mr. Hero has been an Executive Vice
                                                  Vice President         President of AMS since May 2000 and General
                                                                         Manager of the worldwide New Media and
                                                                         Communications practices of the Company since
                                                                         February 1998. He served as Vice President and
                                                                         General Manager of the Americas Operating Unit
                                                                         of the New Media and Communications practice
                                                                         from 1996 through 1998. Mr. Hero joined AMS in
                                                                         November 1992. Prior to joining the Company,
                                                                         he was with McKinsey and Company in Zurich,
                                                                         Switzerland from early 1990 through late 1992.
                                                                         He also was with the IT analytics group of
                                                                         Salomon Brothers in New York from 1987 until
                                                                         1990. Mr. Hero began his consulting career
                                                                         with the Management Consulting Division of
                                                                         Arthur Andersen & Co. (presently Accenture) in
                                                                         1981, working in Washington and Chicago until
                                                                         1987.

               NAME                   AGE            POSITION                            BACKGROUND
               ----                   ----           --------                            ----------

Donna S. Morea. . . . . . . . . .     46             Executive           Ms. Morea has been an Executive Vice
                                                  Vice President         President of AMS since May 2000.  She is
                                                                         currently the General Manager of the Company's
                                                                         State and Local Solutions Group. In this
                                                                         capacity, she oversees the Company's business
                                                                         with state, local and provincial governments
                                                                         and educational entities. Prior to taking on
                                                                         this role, Ms. Morea established the Human
                                                                         Services Group and led the Human Services
                                                                         Group for six years. She joined AMS in 1980.
                                                                         Ms. Morea serves on the Board of Directors of
                                                                         the Crossway Community, a nationally
                                                                         recognized social services innovator.

Ronald L. Schillereff. . . . . .      56            Executive            Dr. Schillereff joined the Company in
                                                 Vice President,         February 1999. From 1993 to 1998, he was
                                                  Chief Financial        with Electronic Data Systems Corporation
                                                     Officer,            ("EDS") serving as Managing Director of EDS
                                                  and Treasurer          Australia (1997 to 1998); Managing Director
                                                                         of A.T. Kearney for Southeast Asia, which is a
                                                                         wholly-owned management consulting subsidiary
                                                                         of EDS (1995 to 1997); and Principal and
                                                                         Practice Leader in Management Consulting
                                                                         Services, the consulting division of EDS (1993
                                                                         to 1995).

Larry R. Seidel. . . . . . . . .      51             Executive           Mr. Seidel, who became an Executive Vice
                                                  Vice President         President of the Company in May 2000, is
                                                                         currently responsible for AMS's Financial
                                                                         Services Industry Group and the Management
                                                                         Systems and Technology Group. In this
                                                                         capacity, he oversees AMS's business with
                                                                         financial services companies, including
                                                                         insurance, federal civilian agencies, and
                                                                         environmental and health care organizations.
                                                                         He joined the Company in 1973.

Paul A. Turner. . . . . . . . . .     61             Executive           Mr. Turner became an Executive Vice
                                                  Vice President         President of AMS in May 2000 and the Chief
                                                     and Chief           Technology Officer of the Company in
                                                    Technology           January 2000. He has the overall
                                                      Officer            responsibility for identifying and
                                                                         introducing new technology into AMS's
                                                                         system design and development activities.
                                                                         Before joining AMS, Mr. Turner was the
                                                                         founder and managing partner of the
                                                                         PricewaterhouseCoopers ("PwC") Global
                                                                         Technology Center.  Mr. Turner worked at
                                                                         PwC for 13 years.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of March 22, 2001, the number and percentage of outstanding shares of Common Stock beneficially owned by (i) each director of the Company, (ii) each executive officer of the Company, (iii) all such executive officers and directors as a group, and (iv) all persons or entities known by the Company to own more than 5% of the Common Stock. Unless otherwise noted below, each person and entity named in the table has sole voting and sole investment power with respect to each of the shares beneficially owned by such person or entity.

                                                                  AMOUNT OF BENEFICIAL             PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                  OWNERSHIP(1)           OUTSTANDING SHARES(2)
------------------------------------                                  ------------           ---------------------
Daniel J. Altobello(3)....................................                 26,958                     0.1%
         6550 Rock Spring Drive
         Bethesda, MD  20817
James J. Forese(3)........................................                 94,708                     0.2%
         70 Valley Stream Parkway
         Malvern, PA  19355
Patrick W. Gross(3)(4)(5).................................                685,645                     1.6%
         4050 Legato Road
         Fairfax, VA  22033
Gregory S. Hero(4)........................................                 41,131                     0.1%
         4050 Legato Road
         Fairfax, VA  22033
Dorothy Leonard(3)........................................                 15,213                     0.0%
         Harvard University Graduate School
         of Business
         522 Soldiers Field Road
         Morgan Hall T93
         Boston, MA  02163
W. Walker Lewis(3)........................................                 18,201                     0.0%
         399 Park Avenue, 19th Floor
         New York, NY  10022
Frederic V. Malek(3)......................................                 35,259                     0.1%
         901 15th Street, N.W., Suite 350
         Washington, D.C.  20004
Donna S. Morea(4).........................................                 45,659                     0.1%
         4050 Legato Road
         Fairfax, VA  22033
Frank A. Nicolai(3)(4)(6).................................                340,554                     0.8%
         4050 Legato Road
         Fairfax, VA  22033
William M. Purdy(4).......................................                102,507                     0.2%
         4050 Legato Road
         Fairfax, VA  22033
Ronald L. Schillereff(4)..................................                 16,333                     0.0%
         4050 Legato Road
         Fairfax, VA  22033
Larry R. Seidel(4)(7).....................................                196,080                     0.5%
         4050 Legato Road
         Fairfax, VA  22033
Alan G. Spoon(3)(8).......................................                 12,749                     0.0%
         1000 Winter Street, Suite 3350
         Waltham, MA 02451

                                                                  AMOUNT OF BENEFICIAL             PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                  OWNERSHIP(1)           OUTSTANDING SHARES(2)
------------------------------------                                  ------------           ---------------------
Paul A. Turner(4).........................................                  6,143                     0.0%
         4050 Legato Road
         Fairfax, VA  22033
Westport Asset Management, Inc.(9)........................              3,034,200                     7.3%
         253 Riverside Avenue
         Westport, CT  06880
All executive officers and directors......................              1,460,965                     3.5%
         as a group (fourteen persons)

   (1) The amount of beneficial ownership includes stock options granted to directors and executive officers which have vested and are or will become exercisable within 60 days of March 22, 2001. Accordingly, Mr. Altobello and Dr. Leonard each have 7,833 options vested and exercisable; Mr. Forese has 6,583 options vested and exercisable; Messrs. Gross and Nicolai each have 7,500 options vested and exercisable; Mr. Hero has 29,881 options vested and exercisable; Mr. Lewis has 5,416 options vested and exercisable; Mr. Malek has 8,166 options vested and exercisable; Ms. Morea has 6,755 options vested and exercisable; Mr. Purdy has 24,444 options vested and exercisable; Dr. Schillereff has 16,333 options vested and exercisable; Mr. Seidel has 40,750 options vested and exercisable; Mr. Spoon has 9,749 options vested and exercisable; and Mr. Turner has 6,000 options vested and exercisable. All executive officers and directors as a group (fourteen persons) have beneficial ownership of 184,743 options vested and exercisable within 60 days of March 22, 2001.

   (2) The percentages of Common Stock were calculated to include stock options vested and exercisable. The number of shares of Common Stock was calculated as of March 22, 2001.

   (3)   Indicates a director of the Company.

   (4)   Indicates an executive officer of the Company.

   (5) The amount includes 64,875 shares beneficially owned by Mr. Gross' wife. Mr. Gross disclaims beneficial ownership with respect to the shares owned by his wife, who has the sole power to vote and dispose of such shares. The amount also includes 362,310 shares jointly owned by Mr. and Mrs. Gross, who share joint power to vote and dispose of such shares. Lastly, the amount includes 55,350 shares each owned by two trusts, totaling 110,700 shares, for the benefit of Mr. Gross' son and daughter, respectively, of which Mr. and Mrs. Gross are co-trustees. Mr. and Mrs. Gross share joint power to vote and dispose of such shares.

   (6) The amount includes 64,124 shares beneficially owned by Ms. Nicolai with respect to which she has sole voting and dispositive power. Mr. Nicolai disclaims beneficial ownership with respect to the shares owned by Ms. Nicolai.

   (7) The amount includes 3,410 shares each owned by two trusts, totaling 6,820 shares, for the benefit of Mr. Seidel's two daughters. Mr. Seidel does not have the power to vote or dispose of any such shares, and, accordingly, disclaims beneficial ownership with respect to them.

   (8) The amount includes 3,000 shares jointly owned by Mr. Spoon and his spouse, who share joint power to vote and dispose of such shares.

   (9) Based solely on the February 14, 2001 filing on Schedule 13G of Westport Asset Management, Inc. ("Westport"), it is the Company's understanding that (i) Westport is a registered investment adviser and a parent holding company, (ii) Westport owns 50% of Westport Advisors LLC, which is also a registered investment advisor ("Westport LLC"),
         (iii) Westport has sole voting and sole dispositive power with respect to 896,400 of the reported shares, Westport and Westport LLC share voting power with respect to 1,618,600 of the reported shares, and Westport and Westport LLC share dispositive power with respect to 2,137,800 of the reported shares, and (iv) the reported shares do not include 4,700 shares owned in the personal securities accounts of employees of Westport and Westport LLC.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors, executive officers, and persons who own more than 10% of a registered class of the equity securities of the Company ("reporting persons") file with the Securities and Exchange Commission (the "Commission") initial reports of ownership, and reports of changes in ownership, of shares of stock, and options to purchase such shares, of the Company. Reporting persons are required by Commission rules to furnish the Company with copies of all Section 16(a) reports they file.

         Based solely upon a review of Section 16(a) reports furnished to the Company for the fiscal year ended December 31, 2000 (the "2000 fiscal year"), and representations by reporting persons that no other reports were required for the 2000 fiscal year, all Section 16(a) reporting requirements were met, except as follows. During 2000, W. Walker Lewis reported the acquisition of shares of Common Stock for his service on the Board of Directors on two Forms 4 that were filed late.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended December 31, 2000, to the following executive officers of the Company ("named executive officers").

                                                 ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                                 -------------------            ----------------------
                                                                                 AWARDS        PAYOUTS
                                                                                 ------        -------
                                                                                 SHARES
                                                                               UNDERLYING
                                                                                 OPTIONS
                                                                                 NO. OF          LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR     SALARY     BONUS(1)     OTHER     (SHARES)(2)    PAYOUT(3)   COMPENSATION(4)
---------------------------          ----     ------     -----        -----     ----------     ---------   ---------------

William M. Purdy                     2000    $358,958    $      0    $      0       14,600    $        0    $  8,731
        Interim Chief Executive
        Officer and President

Paul A. Brands                       2000    $420,833    $      0    $      0            0    $        0    $558,731(5)
        Formerly Chairman of the     1999     391,666     335,000           0       12,000       727,500       8,188
        Board of Directors, Chief    1998     342,333     437,500           0        3,000             0       8,328
        Executive Officer, and
        Director

Patrick W. Gross                     2000    $368,166    $      0    $      0        2,500    $        0    $  8,731
        Chairman of the              1999     330,833     167,835           0        4,000       347,415       8,188
        Executive
        Committee of the Board of    1998     311,167     236,250           0        1,000             0       8,328
        Directors, and Director

Fred L. Forman                       2000    $368,166    $      0    $302,136(6)     2,500    $        0    $  8,731
        Formerly Executive Vice      1999     330,833     125,250     266,376(7)     4,000       375,750       8,188
        President                    1998     313,500     236,250     174,158(8)     1,000             0       8,328

Donna S. Morea                       2000    $355,624    $360,750    $      0        9,000    $1,082,250    $  8,731
        Executive Vice President

Paul A. Turner                       2000    $357,500    $      0    $162,500(9)         0    $        0    $      0
        Executive Vice President
        and Chief Technology
        Officer

   (1) All amounts were awarded based on the achievement of annual performance goals under multi-year incentive compensation plans.

   (2) Each of these awards of shares of Common Stock is associated with performance under individual or group incentive compensation plans and was made by the appropriate Board committee pursuant to a shareholder-approved stock option plan.

   (3) All amounts represent the final cash payment for successful completion of multi-year performance indicators of individual incentive compensation plans.

   (4) Except as otherwise indicated, these amounts represent the Company's contribution to special individual retirement accounts pursuant to the AMS Simplified Employee Pension/IRA Plan (the "IRA Plan").

   (5) This amount consists of $550,000, which was paid by the Company in 2000 to Mr. Brands in connection with his departure from the Company, and $8,731, which represents the Company's contribution under the IRA Plan.

   (6) This amount consists of $83,111 in foreign assignment related income and $219,025 in foreign taxes paid by the Company in connection with compensation paid to Dr. Forman for services performed for the Company abroad.

   (7) This amount consists of $142,315 in foreign assignment related income and $124,061 in foreign taxes paid by the Company in connection with compensation paid to Dr. Forman for services performed for the Company abroad.

   (8) This amount consists of $104,186 in foreign assignment related income and $69,972 in foreign taxes paid by the Company in connection with compensation paid to Dr. Forman for services performed for the Company abroad.

   (9)   This amount represents a one-time hiring bonus.

OPTION GRANTS IN FISCAL 2000

         Shown below is information concerning stock option grants to the Company's named executive officers who were granted options on Common Stock during the Company's 2000 fiscal year.

                                               INDIVIDUAL GRANTS
                         --------------------------------------------------------------  POTENTIAL REALIZABLE VALUE AT
         NAME               NUMBER OF        % OF TOTAL                                  ASSUMED ANNUAL RATES OF STOCK
         ----                 SHARES          OPTIONS                                    PRICE APPRECIATION FOR OPTION
                            UNDERLYING       GRANTED TO     EXERCISE OR                     TERM COMPOUNDED ANNUALLY
                             OPTIONS        EMPLOYEES IN    BASE PRICE     EXPIRATION       ------------------------
                             GRANTED        FISCAL 2000    ($/SHARE)(1)       DATE            5%              10%
                             -------        -----------    -----------        ----            --              ---
William M. Purdy.......      8,600(2)           0.29%         $31.81        02/28/10       $172,058        $436,028
                             6,000(3)           0.20%          31.81        02/28/10       $120,040        $304,206
Paul A. Brands.........          0              0.00%          N/A           N/A                 $0              $0
Patrick W. Gross.......      2,500(4)           0.08%         $31.81        02/28/10        $50,017        $126,752
Fred L. Forman.........      2,500(4)           0.08%         $31.81        02/28/10        $50,017        $126,752
                            30,000(5)           1.00%          32.38        05/12/10       $610,814      $1,547,922
Donna S. Morea............   2,000(3)           0.07%         $31.81        02/28/10        $40,013        $101,402
                             7,000(6)           0.23%          31.81        02/28/10       $140,047        $354,907
Paul A. Turner.........          0              0.00%          N/A           N/A                 $0              $0


   (1) Each option grant was awarded with an exercise price equal to the market value of the Common Stock on the date of the grant.

   (2) Such option grant is associated with a performance-based individual incentive compensation plan and was made by the appropriate Board committee pursuant to 1996 Amended Stock Option Plan F, as amended ("Plan F"), a shareholder-approved stock option plan. On June 30, 2000, 3,600 of such options became exercisable. The remaining 5,000 options vest in equal amounts from February 29, 2000 to February 28, 2003.

   (3) Such option grant was made in connection with a performance-based group incentive compensation plan and was made by the appropriate Board committee pursuant to Plan F. The options vested on June 30, 2000.

   (4) Such option grant is associated with a performance-based individual incentive compensation plan and was made by the appropriate Board committee pursuant to Plan F. Such options vested on June 30, 2000.

   (5) Such option grant was made outside of an incentive compensation plan and was made by the appropriate Board committee pursuant to Plan F. The options vest in their entirety on May 12, 2005.

   (6) Such option grant is associated with a performance-based individual incentive compensation plan and was made by the appropriate Board committee pursuant to Plan F. The options will vest in their entirety on June 30, 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

         Shown below is information with respect to exercises by the Company's named executive officers during the Company's 2000 fiscal year of options to purchase shares of Common Stock pursuant to Plan F, and earlier stock option plans. Also shown is information with respect to certain unexercised options to purchase shares of Common Stock held by the Company's named executive officers as of the end of the Company's 2000 fiscal year.


                                                                   NUMBER OF SHARES
                                      NUMBER OF                       UNDERLYING             VALUE OF UNEXERCISED
                                       SHARES                    UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                                      ACQUIRED                     END OF FISCAL YEAR       END OF FISCAL 2000(2)
                                         ON          VALUE         ------------------       ---------------------
               NAME                   EXERCISE    REALIZED(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
               ----                   --------    -----------  -----------  -------------  -----------  -------------
William M. Purdy................         750       $ 13,727       27,639        3,611        $10,406          0
Paul A. Brands..................       8,100       $137,700            0            0              0          0
Patrick W. Gross................       4,050        $68,850       15,600          750              0          0
Fred L. Forman..................       4,050        $73,153       15,600       30,750              0          0
Donna S. Morea..................         750        $17,625        6,462       12,941              0          0
Paul A. Turner..................           0              0        6,000       24,000              0          0

   (1) Based on the market value of the Common Stock on the date of exercise (as measured by the closing bid price of the National Market of The Nasdaq Stock Market), minus the option's exercise price.
   (2) Based on the market value of the Common Stock on the last trading day of 2000 (as measured by the closing bid price of $19.81 of the National Market of The Nasdaq Stock Market), minus the option's exercise price.


LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

         Shown below is information on the long-term incentive plans for the Company's named executive officers, which were approved by the Compensation Committee in 2000 for the 2000-2001 performance period. If the performance goals set forth in the plans had been met, the named executive officers would have been entitled to receive the incentive compensation indicated in such table. However, in view of the Company's poor performance in 2000 and the unlikelihood that any incentive compensation payments would be made pursuant to these long-term incentive plans, the Compensation Committee terminated such plans at its February 2001 meeting.


                                                       PERFORMANCE OR                    ESTIMATED
                                            NUMBER   OTHER PERIOD UNTIL               FUTURE PAYOUTS
                                          OF SHARES    MATURATION OR    ------------------------------------------
                  NAME                       (#)          PAYMENT       THRESHOLD($)    TARGET ($)    MAXIMUM($)(1)
                  ----                       ---          -------       ------------    ----------    -------------
William M. Purdy. . . . . . . . . . . .       4           2000-01            0          $2,265,000         0
Paul A. Brands  . . . . . . . . . . . .       4           2000-01            0          $1,200,000         0
Patrick W. Gross. . . . . . . . . . . .       4           2000-01            0          $1,200,000         0
Fred L. Forman. . . . . . . . . . . . .       4           2000-01            0          $1,200,000         0
Donna S. Morea . . . .. . . . . . . . .       4           2000-01            0          $1,200,000         0
Paul A.Turner . . . . . . . . . . . . .       4           2000-01            0          $1,200,000         0


   (1) If the Compensation Committee determines that the executive has exceeded the performance goals set forth in his or her incentive compensation plan, the Committee may increase his or her long-term incentive compensation award above the target level indicated in the preceding column. The increase would be based on a formula related to pre-tax income.

EMPLOYMENT, CHANGE IN CONTROL AND SEPARATION AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

         EMPLOYMENT AGREEMENTS. AMS entered into employment agreements commencing on January 1, 2001 with each of William M. Purdy, Donna S. Morea and Paul A. Turner. The employment agreements contain the same terms and conditions. The term of each agreement is eighteen months, and each agreement renews automatically for successive one-year terms, unless either party thereto terminates the agreement within ninety days of the end of a term.

         Under the employment agreements, each of Messrs. Purdy and Turner and Ms. Morea was entitled to a base salary of $375,000 for 2001, which was subsequently increased to $400,000 for 2001 by the Compensation Committee. The base salary is reviewed annually by the Compensation Committee; provided, however, that the Compensation Committee may not reduce the base salary of any such named executive officer unless the reduction is part of a general program of salary adjustment applicable to all AMS executives with equal or senior title and responsibility. In addition to the base salary, each such named executive officer is entitled to receive an additional $150,000 if he or she is in good standing with AMS on June 30, 2001, and an additional $250,000 if he or she is in good standing with the Company on June 30, 2002. If there is a change in control of the Company (which is defined as a merger or acquisition, a change in more than 50% of the voting power of the Company or a change in a majority of the Board composition for a period of more than two years) prior to June 30, 2001, then each such named executive officer is entitled to receive the greater of $450,000 or the amounts available under the change in control retention agreement between the Company and such executive, which change in control retention agreement is discussed below. Such named executive officers may not receive payments under both agreements.

         The employment agreements provide that incentive compensation plans for each of Messrs. Purdy and Turner and Ms. Morea will be established for a one- or two-year period. Incentive compensation payments will be made under such plans upon the achievement of certain targets set forth in the plans. Each such named executive officer also is entitled to AMS's standard health and medical benefits. The employment agreements contain certain confidentiality and non-solicitation provisions.

         AMS may terminate any of Messrs. Purdy or Turner or Ms. Morea for cause if, after notice and a hearing by the Board of Directors, the Board determines that such named executive officer has engaged in conduct justifying termination for cause. If AMS terminates any such named executive officer without cause, the Company must pay health care coverage premiums for such executive, severance benefits that equal 250% of the base salary of the executive if the termination occurs on or before June 30, 2002 and 100% of the base salary of the executive if the termination occurs after June 30, 2002. Upon such termination without cause, the Company will retain approximately 25% of any severance benefit each year to help enforce compliance with the confidentiality and non-solicitation provisions in the employment agreements. Any constructive termination of employment by the Company, which includes a significant reduction in the executive's authority, duties, base salary or benefits (other than general benefits plan reductions applicable to substantially all of the participants in such plans), will be treated as an involuntary termination without cause.

         CHANGE IN CONTROL RETENTION AGREEMENTS. AMS also has change in control retention agreements with Messrs. Purdy and Turner and Ms. Morea. Under these agreements, if AMS terminates any of such named executive officers for any reason, other than gross misconduct, any such executive terminates employment with the Company for good reason not involving gross misconduct and the termination is within one year of a change in control, the Company will be obligated to make a payment to such executive. A change in control is defined as a merger or acquisition, a change in more than 50% of the voting power of the Company or a change in a majority of the Board composition for a period of more than two years. The payment to each such named executive officer will be equal to two times the sum of the executive's base salary immediately prior to the change in control, plus two shares of incentive compensation, which are calculated based on the target percentage set forth in such executive's incentive compensation plan. In order to receive the payment, the executive must execute a waiver of substantially all employment-related claims against the Company.

         SEPARATION AGREEMENT. In November 2000, AMS entered into a letter agreement with Paul A. Brands, former Chairman of the Board, Chief Executive Officer and Director of the Company, in connection with his departure. Under the terms of the agreement, AMS is obligated to pay Mr. Brands $3,000,000 (less amounts for applicable federal, state and local employment and income taxes and the costs of certain health benefits). AMS paid $550,000 of such amount in fiscal 2000. It will pay all remaining amounts in the second quarter of 2001.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee report, Audit Committee report and Performance Graph shall not be incorporated by reference into any such filings.

             COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION

COMPOSITION AND RESPONSIBILITIES OF COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies generally. It is composed entirely of outside directors who have never served as officers of the Company or its affiliates (the "Outside Directors"). The Compensation Committee approves the compensation plans for the Company's executive officers, including the Chief Executive Officer (the "CEO"), and on an annual basis determines the compensation to be paid to the executive officers. The Compensation Committee is responsible for the granting and administration of stock options and incentive compensation granted to the executive officers.

         The Compensation Committee has furnished the following report for fiscal 2000:


COMPENSATION OBJECTIVES AND PHILOSOPHY

         The objectives of the Company's executive compensation program are to provide a level of compensation that will attract and retain executives capable of achieving long-term success for the Company's shareholders and to structure their compensation packages such that a significant portion generally is tied to the achievement of multi-year targets for pre-tax income.


EXECUTIVE OFFICER COMPENSATION

         GENERAL. The Company's executive compensation program consists of three main components: (i) annual base salary, (ii) potential for an annual cash bonus and awards of stock options based on Company pre-tax income, the profit contribution of a particular business unit, individual performance, or some combination of these factors, and (iii) the opportunity to earn long-term cash and stock-based incentives which are intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. In addition to research and recommendations furnished by the Company's senior management, the Compensation Committee has relied, inter alia, on information furnished through executive compensation surveys by a recognized compensation consulting firm, and information known to various members of the Board of Directors. The Compensation Committee compares salaries and other elements of executive compensation with the compensation paid to executives in technology and consulting firms which are actual competitors of the Company. Few of these companies are in the Hambrecht & Quist Technology Stock Index, the peer index chosen by the Company for comparison in the "Shareholder Return Performance Graph" below, because their shares are not publicly traded. They include, for example, the consulting divisions of certain well recognized accounting firms, other prominent consulting firms which are wholly-owned subsidiaries of publicly-traded companies, and other software firms that are privately held.

         The executive officers, including the CEO, are eligible for the same benefits, including group health and life insurance and participation in the IRA Plan, as are available generally to the Company's professional staff, except that the executive officers do not participate in the Company's Employee Stock Purchase Plan and the executive officers whose compensation is subject to
Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") do not participate in the Company's Restricted Stock and Stock Bonus Plan (the "Restricted Stock Plan"), a stock award plan. The Company does not provide material perquisites to any of its executive officers.

         ANNUAL BASE SALARY. The Compensation Committee determines the annual base salary of each of the Company's executive officers, including the CEO. Changes in base salary are generally made effective on January 1. The same principles are applied in setting the salaries of all executive officers to ensure that salaries are competitively established. Salaries are determined by considering the executive officer's potential duties and responsibilities within the Company and his or her business unit, and the executive officer's potential impact on the operations and profitability of the Company. Unlike with respect to the Company's incentive compensation arrangements, the Compensation Committee does not consider achievement of specific corporate performance factors in establishing base salaries for its executive officers. In general, it is the policy of the Company to set base salaries lower than would be typical for comparable positions in similar firms, and to include more compensation in incentive plans, particularly incentive compensation plans tied to multi-year performance periods. Employment contracts entered into in early 2001 by the Company with each of William M. Purdy, Gregory S. Hero, Donna S. Morea, Ronald
L. Schillereff, Larry L. Seidel, and Paul A. Turner specify that their base salaries for calendar year 2001 shall be $375,000 and may not be reduced during the terms of the contracts except as part of an general program of salary adjustment by the Company applicable to all vice presidents and above. The Company subsequently increased the base salary for each of the foregoing executive officers to $400,000 for 2001.

         INCENTIVE COMPENSATION PLANS. Each executive officer of the Company generally participates in incentive compensation plans of one to three years in duration. These plans are similar to multi-year incentive plans in which other members of the Company's professional staff participate. Under such plans, the executive officer is eligible for annual cash incentive awards, and cash awards which may be made at the end of each plan if the Compensation Committee determines that the executive officer has met the specified goals of the executive's programs. Some plans also contemplate awards of stock options under the Company's shareholder-approved stock option plans. Generally, each executive officer has a plan which details the executive officer's goals, which are comprised of financial performance, including targets for the Company's pre-tax income. Each executive officer also generally has an incentive compensation plan with targets based on the achievement of various individual goals.

         The annual cash awards under the incentive compensation plans and the cash portion of the award for completion of an incentive compensation plan generally are based on multiples of a percentage of the executive officer's salary for the relevant fiscal period. The number of stock options which may be awarded is determined at the time the performance goals are established. Such number of stock options is not determined by reference to any specific criteria other than the Company's historical practice of awarding stock options in connection with incentive compensation plans for certain executive officers. The exercise price of all options granted in connection with the incentive compensation plans for the executive officers is the fair market value of the shares on the date of grant of the option. Achievement of the specified financial or individual goals for plan years earlier than the final plan year in a multi-year plan entitles the executive to specified interim cash payments and stock option grants, all of which are considered advances against the multi-year incentive compensation amounts. Such interim cash payments are significantly less than a ratable percentage of the projected incentive compensation payable on successful completion of a multi-year plan. For example, successful completion of the first year of a two-year plan typically would entitle the executive to payment of 25% of target cash incentive compensation. Stock options in connection with multi-year plans also are granted according to a schedule specified in the plan, typically including a small percentage of options granted at the time the plans are approved by the Compensation Committee.

         The foregoing description of the Company's incentive compensation plans for executive officers would be modified, as discussed in more detail below, if the shareholders approved the Company's adoption of the 2001 IC Plan.

         Fiscal 2000 was the first year of two-year compensation plans for all executive officers. All of these plans included the same pre-tax income target as a financial goal and included individual goals based on the areas of responsibility of each such executive officer. All plans required that a minimum percentage of the stated goal must be achieved before any portion of the related incentive compensation share was payable. The plans also took into account projected pre-tax income for the year following the performance year just ended in determining whether awards are payable and the amounts of such awards. Each plan also included higher award multiples for performance which exceeded the targets by a stated percentage.

         In February 2001, the Compensation Committee determined that since the Company did not meet its financial goals for 2000, no incentive compensation based on financial or non-financial goals would be awarded to any executive officer of the Company relative to the 2000-2001 incentive compensation plans. However, the Compensation Committee determined that Ms. Morea exceeded her financial and non-financial goals relative to her 1998-2000 incentive compensation plan and determined that she earned an amount above her target payment. Such amount is shown above in the Summary Compensation Table under "Annual Compensation -- Bonus" and "Long-Term Compensation -- Payouts -- LTIP Payout." The Compensation Committee in February 2001 also decided not to grant stock options to the executive officers because the Company did not achieve the financial performance specified in their incentive compensation plans. At its February 2001 meeting, the Compensation Committee terminated the plans for the 2000-2001 period.

POLICY ON DEDUCTIBILITY OF COMPENSATION

         Under Section 162(m), the allowable deduction for compensation paid or accrued with respect to persons who as of the end of the year are employed as the chief executive officer and each of the four most highly compensated executive officers of a publicly-held corporation is limited to no more than $1 million per year for fiscal years beginning on or after January 1, 1994. This limitation does not apply to compensation payable under certain performance-based compensation plans approved by shareholders, including stock options issuable under Plan F or earlier stock option plans. The Compensation Committee has taken certain actions to minimize the adverse effects of Section 162(m) on the after-tax income of the Company. In particular, as recommended by the Compensation Committee, the 1996 Incentive Compensation Plan for Executive Officers was presented to and approved by the shareholders at the 1996 annual meeting of shareholders of the Company and the 2001 IC Plan is being presented to the shareholders in this Proxy Statement. Grants to executive officers of incentive compensation based on pre-tax income are generally expected to be covered by the 2001 IC Plan when such coverage is consistent with the Compensation Committee's goals. The 2001 IC Plan significantly limits the Compensation Committee's discretion regarding the structure and amount of incentive compensation paid to an employee covered by such Plan. Accordingly, not all incentive compensation payable to executive officers will be paid pursuant to the 2001 IC Plan. The Compensation Committee projects that it is unlikely that deductions will be lost as a result of this practice. The Compensation Committee will continue to monitor whether compensation that is limited by Section 162(m) is likely to exceed the deduction limitations under
Section 162(m), and the Compensation Committee is expected to take appropriate actions to reduce the likelihood of a loss of deductions.


CHIEF EXECUTIVE OFFICER COMPENSATION

         The Chief Executive Officer's annual base salary is established by the Compensation Committee using the same criteria as discussed above for the executive officers. Paul A. Brands, who served as Chief Executive Officer of the Company from September 1993 until October 2000, received an annual base salary of $425,000 for 2000, which represented an increase of approximately 6.25% over his base salary for 1999. The increase was not based on any specific corporate performance factors. Mr. Brands did not receive any incentive compensation payments for 2000. As disclosed above, Mr. Brands received $550,000 in 2000 pursuant to a separation agreement with the Company. William M. Purdy became Interim Chief Executive Officer of the Company in October 2000. He received an annual base salary of $375,000 for 2000.

         At its February 2001 meeting, the Compensation Committee also decided to increase Mr. Purdy's base salary to $400,000 as of January 1, 2001.



                                    Daniel J. Altobello (Chairman)
                                    James J. Forese
                                    Dorothy Leonard
                                    W. Walker Lewis
                                    Frederic V. Malek
                                    Alan G. Spoon

                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors in June 2000, which is set forth in Exhibit A to this Proxy Statement. The members of the Committee are James J. Forese (Chairman), Daniel
J. Altobello, Dorothy Leonard and Alan G. Spoon. The Committee recommends to the Board of Directors the selection of the Company's independent accountants.

         Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

         In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees).

         The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

         Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Commission.



                                      James J. Forese (Chairman)
                                      Daniel J. Altobello
                                      Dorothy Leonard
                                      Alan G. Spoon

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         The following graph and table provide a comparison of the cumulative total return on the Common Stock of the Company for the five-year period beginning December 31, 1995, with returns on the Standard & Poor's 500 Composite Index and the Computer Software Sector Index of the Hambrecht & Quist Technology Stock Index. The graph and table assume that the value of the investment in the Common Stock of the Company and each of the aforementioned indices on December 31, 1995, was $100 and that all cash dividends were reinvested, although the Company has never paid cash dividends on the Common Stock. The historical stock price performance of the Common Stock of the Company shown below is not necessarily indicative of future stock price performance.


                                  [LINE GRAPH]

==========================================================================================================
                                               12/31/95   12/31/96  12/31/97  12/31/98  12/31/99  12/31/00
==========================================================================================================
AMSY Common Stock                                $100       $123       $98      $200      $157       $99
==========================================================================================================
S&P 500 Composite Index                          $100       $123      $164      $211      $255      $232
==========================================================================================================
Hambrecht & Quist Technology/Software            $100       $122      $147      $192      $437      $327
==========================================================================================================

              COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

COMMITTEES AND MEETINGS

         The Company has a standing Executive Committee, Stock Option/Award Committee, Compensation Committee, and Audit Committee. The Company does not have a standing Nominating Committee.

         The Executive Committee is presently composed of two directors, both of whom are executive officers of the Company: Patrick W. Gross (Committee Chairman) and Frank A. Nicolai. The Executive Committee generally has the power to authorize all corporate actions that the Board of Directors has the power to authorize, except as may be limited by law. The Executive Committee met once during 2000.

         The Stock Option/Award Committee is presently composed of two directors, both of whom are executive officers of the Company: Frank A. Nicolai (Committee Chairman), and Patrick W. Gross. The Stock Option/Award Committee administers the Company's employee stock option plans, except as noted below. These directors are eligible to receive options under the plans, but options, if any, awarded to them are granted and administered by the Compensation Committee. The Stock Option/Award Committee also administers the Restricted Stock Plan. Directors and executive officers are not eligible to participate in the Restricted Stock Plan. The Stock Option/Award Committee meets as required and met twice during 2000.

         The Compensation Committee is presently composed of the six Outside
Directors: Daniel J. Altobello (Committee Chairman), James J. Forese, Dorothy Leonard, W. Walker Lewis, Frederic V. Malek, and Alan G. Spoon. The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies generally. The Compensation Committee approves the compensation plans for the Company's executive officers, including the Chief Executive Officer, and on an annual basis determines the compensation to be paid to the executive officers. The Compensation Committee alone is responsible for the granting and administration of stock options granted to the executive officers and to the Controller. In 2000, the Compensation Committee met three times.

         The Audit Committee is presently composed of four Outside Directors:
James J. Forese (Committee Chairman), Daniel J. Altobello, Dorothy Leonard, and Alan G. Spoon. All of the members of the Audit Committee are independent in accordance with Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee has the responsibility for making recommendations to the Board of Directors as to the independent accountants of the Company; for reviewing with the independent accountants, upon completion of their audit, the scope of their examination, any recommendations they may have for improving internal accounting controls, management systems, or choice of accounting principles, and other matters; and for reviewing generally the accounting control procedures of the Company. The Board adopted a written charter for the Audit Committee in June 2000. The Audit Committee met three times in 2000.

         The Board of Directors met eight times during 2000. Except for one meeting that was not attended by one director, all members attended all of the meetings of the Board and Committees of the Board on which they serve.

COMPENSATION

         Directors who also serve as executive officers of the Company are not separately compensated for attending Board meetings. Outside Directors were entitled to receive a meeting fee of $6,000 per Board meeting attended, plus travel expenses, and such fees and expenses were, in fact, paid for all meetings attended during fiscal 2000. In addition, Outside Directors were paid an annual retainer of $6,000 during fiscal 2000. Under the Company's Outside Directors Stock-for-Fees Plan (the "Stock-for-Fees Plan"), which was approved by shareholders in May 1995, Outside Directors can elect to have the annual meeting fees and retainer, which would otherwise be paid to the Outside Directors in cash, paid in the form of Common Stock. Alternatively, Outside Directors can elect to defer receipt of the annual meeting fees and retainer pursuant to the Company's Outside Director Deferred Compensation Plan (the "Deferred Compensation Plan"). Under the terms of the Deferred Compensation Plan, Outside Directors making such an election would be credited with earnings on amounts deferred at an interest rate based on a corporate bond index and such interest rate would be increased by 300 basis points if the Company achieved certain annual performance goals. W. Walker Lewis elected to have his meeting fees for the eight Board meetings he attended during 2000 paid in the form of Common Stock pursuant to the Stock-for-Fees Plan.

         The following is a summary of the stock options that have been granted to Outside Directors pursuant to the Company's stock option plans. The number of shares subject to grant, and subject to outstanding options, are adjusted when stock splits occur. All options granted to Outside Directors vest at the rate of 1/60th a month for each month the Outside Director continues to serve as a director, except as otherwise indicated.

         Each Outside Director in May 1988 was granted 5,000 options to purchase shares of Common Stock pursuant to the Company's stock option plan. James J. Forese, who became a director in November 1989, was granted 5,000 options on November 10, 1989. Dorothy Leonard, who became a director in September 1991, was granted 5,000 options on September 27, 1991. Under 1992 Amended and Restated Stock Option Plan E, as amended ("Plan E"), each new Outside Director was automatically granted 5,000 options (such number subject to adjustments for splits) upon first becoming a director, and each Outside Director was automatically granted an additional 5,000 options (such number subject to adjustments for splits), vesting over five years, when any options previously granted have fully vested. Pursuant to Plan E, Daniel J. Altobello was granted 7,500 options on July 27, 1993 when he first became a director, and Frederic V. Malek was granted 5,000 options in April 1993 because his options granted in 1988 had fully vested. The grant to Mr. Malek was made subject to shareholder approval, which was obtained in May 1993. In addition, under Plan E, Mr. Forese was granted 7,500 options (after giving effect to the October 1994 stock split) in November 1994 because his options granted in 1988 had fully vested, and W. Walker Lewis was granted 5,000 options on December 1, 1995 when he became a director. Dr. Leonard was granted 5,000 options under Plan E in August 1996 because her options granted in 1991 had fully vested, and Alan G. Spoon was granted 5,000 options under Plan E in September 1996 when he became a director. Plan F, as in effect prior to its amendment in May 1999, provided for the automatic grant of the same amount of options to Outside Directors as provided for under Plan E. Consequently, Mr. Malek was granted 5,000 options under Plan F in April 1998 because his options granted in 1993 had fully vested. Mr. Altobello was granted 5,000 options under Plan F in August 1998 because his options granted in 1993 had fully vested. In May 1999, Plan F was amended to eliminate the automatic, non-discretionary stock option awards to Outside Directors and to permit the Compensation Committee to grant stock options to Outside Directors on a discretionary basis. On July 23, 1999, each Outside Director was granted 5,000 options to purchase shares of Common Stock, all of which vested immediately upon their grant to the Outside Directors. Mr. Forese was granted 5,000 options under Plan F in October 1999, and Mr. Lewis was granted 5,000 options under Plan F in December 2000.

                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

         Daniel J. Altobello, James J. Forese, Dorothy Leonard, W. Walker Lewis, Frederic V. Malek, and Alan G. Spoon served as members of the Compensation Committee during fiscal year 2000 and continue to serve as members. Mr. Altobello is Chairman of the Compensation Committee.

         During 2000, there were no Compensation Committee interlocks, and there was no insider participation in the executive compensation decisions of the Company.

                     PROPOSAL TO APPROVE THE 2001 EXECUTIVE
                           INCENTIVE COMPENSATION PLAN

         Section 162(m) generally prohibits a public company from deducting compensation in excess of $1 million that it pays to its chief executive officer and four most highly compensated executive officers ("Covered Employees"). The statute exempts certain performance-based compensation from this limitation.

         In 1994, the Company adopted and the shareholders approved the American Management Systems, Incorporated Incentive Compensation Plan for Executive Officers. The plan was designed to provide compensation that fit within the statutory exemption for performance-based compensation. In 1996, the Company adopted and the shareholders approved a revised version of the plan entitled the American Management Systems, Incorporated 1996 Incentive Compensation Plan for Executive Officers (the "1996 IC Plan").

         The 1996 IC Plan must be reapproved, or a new plan that provides compensation that qualifies for the exemption must be adopted and approved, at the first stockholder meeting that occurs in the fifth year following the year in which the 1996 IC Plan was approved by stockholders. Upon consideration, the Board of Directors determined that a new plan would best serve the interests of the Company. Accordingly, in a unanimous written consent dated March 26, 2001, the Board of Directors approved the adoption of the American Management Systems, Incorporated 2001 Executive Incentive Compensation Plan (i.e., the 2001 IC Plan) as successor to the 1996 IC Plan. If approved by the shareholders, the 2001 IC Plan would be effective January 1, 2001.

         Stockholder approval of the 2001 IC Plan is recommended by the Board of Directors in order to continue to provide an incentive to executive officers and other selected key executives of the Company to contribute to the growth, profitability and increased stockholder value of the Company, to retain such executives, and to endeavor to maintain the tax-deductible status of such incentive payments to the Company's Covered Employees. The description of the 2001 IC Plan that follows is qualified in its entirety by reference to the plan, which is set forth in Exhibit B to this Proxy Statement.

         The 2001 IC Plan would permit the Compensation Committee to make an award to a "covered employee" (as defined in Section 162(m)) for a performance period that is equal to a percentage of a bonus pool (the "Bonus Pool"). The Bonus Pool would be defined as four percent of the Company's Income Before Income Taxes, adjusted to eliminate the effects of charges for restructurings, extraordinary items, discontinued operations, and cumulative effect of accounting changes, each as defined by Generally Accepted Accounting Principles ("adjusted Income Before Income Taxes") for the performance period. The performance period would be a fiscal year of the Company or another 12-month or shorter period specified by the Compensation Committee that is the same for all participants. The percentage awarded to any one participant could not exceed 40 percent of the Bonus Pool, and the percentages awarded to all participants could not exceed 100 percent of the Bonus Pool. In order to comply with Section 162(m), both the performance period and the percentage awarded to each participant would be specified by the Compensation Committee no later than 90 days after the beginning of the performance period or, if earlier, the date on which 25 percent of the performance period has elapsed.

         The Compensation Committee in its discretion would be allowed to reduce a participant's award to less than the maximum amount permitted under the 2001 IC Plan based on factors other than the adjusted Income Before Income Taxes of the Company. These factors would not be required to be objectively determinable. The Committee would not be allowed to increase the maximum award under the 2001 IC Plan to any participant.

         Under the 2001 IC Plan, the Compensation Committee would be allowed, among other things, to pay an award by issuing or delivering shares of stock or other property of equivalent value in lieu of cash, to give the participant an election to defer part or all of any payment, to require that the participant be employed by AMS as of a particular date in order to receive the payment, or to impose other accrual or vesting requirements on the award.

         In the event of a change in control, the Bonus Pool would be computed as if the performance period ended immediately before the change in control, and by annualizing the amount of the adjusted Income Before Income Taxes achieved during the performance period. However, the award to which a participant otherwise would be entitled would be prorated based on the portion of the performance period that had elapsed before the change in control.

         The Board of Directors, or a committee designated by the Board of Directors, could terminate, amend, modify or suspend the 2001 IC Plan and the terms and provisions of any award granted to any participant that has not been settled.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
         APPROVAL OF THE AMERICAN MANAGEMENT SYSTEMS, INCORPORATED 2001
                     EXECUTIVE INCENTIVE COMPENSATION PLAN.

                         INDEPENDENT PUBLIC ACCOUNTANTS

GENERAL

         A representative from Deloitte & Touche LLP, independent public accountants to the Company, is expected to be present at the Annual Meeting, will have an opportunity to make a statement should the representative desire to do so, and is expected to be available to respond to appropriate questions during such Meeting.

         The Board of Directors has not yet appointed an accounting firm to audit the accounts of the Company for the fiscal year ending December 31, 2001. The Board of Directors, upon the recommendation of the Audit Committee, expects to make such appointment at its regularly scheduled meeting in September 2001.

AUDIT FEES

         During the 2000 fiscal year, the Company retained its principal independent accountant, Deloitte & Touche LLP, to provide services in the following categories and amounts:

Audit Fees                                                            $393,000

Financial Information Systems Design and Implementation                     $0
Fees

All Other Fees(1)                                                       $3,508

(1) Such amount represents consultant services rendered in connection with the development of the Company's internal audit plan.

         The Audit Committee has considered whether the provision of non-audit services by the Company's principal independent accountant is compatible with maintaining the principal accountant's independence.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those stated above. If any other business should come before the Annual Meeting, including a vote to adjourn or postpone such Meeting, the persons named in the enclosed Proxy will vote thereon at the Meeting, or any adjournment or postponement thereof, as they determine to be in the best interests of the Company.

                PROPOSALS FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

         Under the rules of the Commission, the date by which proposals of shareholders of the Company intended to be presented at the 2002 annual meeting of shareholders must be received by the Company for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors is December 11, 2001. Shareholder proposals should be submitted to Frank A. Nicolai, Secretary, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033.

         Under the Company's By-laws (the "By-laws"), a stockholder must follow certain procedures to nominate persons for election as directors or to propose other business to be considered at an annual meeting of shareholders. These procedures provide that shareholders desiring to make nominations for directors and/or to bring a proper subject before a meeting must do so by notice timely received by the Secretary of the Company. The Secretary of the Company generally must receive notice of any such proposal not less than sixty days and no more than ninety days prior to the anniversary of the preceding year's annual meeting of shareholders. In the case of proposals for the 2002 annual meeting of shareholders, the Secretary of the Company generally must receive notice of any such proposal no earlier than February 10, 2002, and no later than March 12, 2002 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, must be received by December 11, 2001). Generally, such shareholder notice must set forth (a) as to each nominee for director, all information relating to such nominee that is required to be disclosed in solicitations or proxies for election of directors under the proxy rules of the Commission; (b) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder; and (c) as to the shareholder, (i) the name and address of such shareholder, (ii) the number of shares of Common Stock which are owned beneficially and of record by such shareholder, (iii) a representation that the shareholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or other business, and (iv) a representation as to whether the shareholder intends, or is part of a group which intends, to solicit proxies from other shareholders in support of such nomination or other business. The chairman of the annual meeting shall have the power to declare that any proposal not meeting these and any other applicable requirements imposed by the By-laws shall be disregarded. A copy of the By-laws may be obtained without charge on written request to Frank A. Nicolai, Secretary, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033.

         In addition, the form of proxy solicited by the Board of Directors in connection with the 2002 annual meeting of shareholders will confer discretionary authority to the named proxies to vote on any proposal, unless with respect to a particular proposal the Secretary of the Company receives notice of such matter no earlier than February 10, 2002, and no later than March 12, 2002, and such notice complies with the other requirements described in the preceding paragraph.

                                  ANNUAL REPORT

         A copy of the 2000 Annual Report of the Company (which includes condensed financial data and a letter to shareholders) accompanies this Proxy Statement. Appendix 1 to this Proxy Statement, titled "2000 Financial Report," contains all of the financial information (including the Company's audited financial statements), and certain general information, published in the Company's 2000 Annual Report. Appendix 1 is incorporated herein by reference. A copy of the Company's 2000 Annual Report on Form 10-K may be obtained without charge by writing to Frank A. Nicolai, Secretary, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033.




                                     BY ORDER OF THE BOARD OF DIRECTORS,



                                     Frank A. Nicolai
                                     Secretary



April 10, 2001
Fairfax, Virginia



         SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REMINDED TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED OR CAST YOUR VOTES BY TELEPHONE AT 1-800-840-1208 OR VIA THE INTERNET AT HTTP://WWW.PROXYVOTING.COM/AMSY. INSTRUCTIONS REGARDING TELEPHONE AND INTERNET VOTING ARE INCLUDED ON THE PROXY.

                                                                       EXHIBIT A

                    AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                     CHARTER

I.       PURPOSE AND POWERS OF THE AUDIT COMMITTEE

         The primary purpose of the Audit Committee (the "Audit Committee") of the Board of Directors (the "Board") of American Management Systems, Incorporated (the "Corporation") is to assist the Board in fulfilling its responsibilities with respect to the oversight of the Corporation's financial affairs. In fulfilling its purpose, the Audit Committee will review, among other things, the following:

- the Corporation's financial statements, financial reports and other financial information submitted, distributed or otherwise made available to or filed with any governmental authority, the Nasdaq Stock Market, Inc., the Corporation's shareholders or others;

- the Corporation's system of (1) internal controls as they pertain to accounting, auditing, and other financial matters, (2) legal compliance, (3) management systems, and (4) rules of ethics established by management and the Board;

- the performance of the Corporation's independent auditors and the Corporation's Internal Audit Department;

- the suitability, with respect to independence and other matters, of the Corporation's independent auditors (or prospective internal auditors) to serve as independent auditors of the Corporation; and

-        the adequacy of the provisions of this Charter.

II.      GENERAL PRECEPTS GOVERNING THE AUDIT COMMITTEE'S RESPONSIBILITIES

         Consistent with its purpose, the Audit Committee shall encourage continuous improvement of, and foster adherence to, the Corporation's policies, procedures and practices at all levels.

         The Audit Committee shall maintain free and open communication with the Corporation's independent auditors, internal auditors and management.

         The Audit Committee has the authority and power to investigate, in its discretion, any matter of which it becomes aware and which pertains to the Corporation's accounting and auditing functions, internal controls or financial reporting practices. The Audit Committee shall be entitled to obtain any information relevant and helpful to any such investigation.

         The Corporation's independent auditors shall be accountable to the Board and the Audit Committee, as representatives of the Corporation's shareholders, with respect to audit and non-audit services rendered to the Corporation. The Board shall have the ultimate authority and responsibility to appoint, and where appropriate, to replace, the Corporation's independent auditors, upon the recommendation of the Audit Committee.

         The Corporation's management shall be responsible for determining that the Corporation's financial statements are complete, accurate and prepared in accordance with generally accepted accounting principles. The independent auditors shall be responsible for planning and conducting the audits and performing the non-audit services rendered to the Corporation.

         The Audit Committee shall operate in accordance with the provisions of the Corporation's Bylaws.

III.     COMPOSITION OF THE AUDIT COMMITTEE

         The Audit Committee shall consist of three or more directors, other than officers or employees of the Corporation or any of its subsidiaries, who are free from any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a member of the Audit Committee. Each member of the Audit Committee shall have a working knowledge of basic finance and accounting practices and shall be able to read and understand financial statements. In addition, at least one member of the Audit Committee shall have previous employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the person's financial sophistication.

IV.      MEETINGS OF THE AUDIT COMMITTEE

         The Audit Committee shall meet at least four times annually, and may meet more frequently if the members of the Audit Committee deem it necessary or advisable.

         The Audit Committee shall meet privately with the Director of Internal Audit and the Corporation's independent auditors at least once per year.

         The Audit Committee shall meet with the Corporation's independent auditors and management on a quarterly basis (or, if required, on a more frequent periodic basis), and as soon as practicable after the end of each fiscal year, to review the Corporation's financial statements.

V.       DUTIES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE

         The Audit Committee shall take the actions described in the following paragraphs in fulfillment of the responsibilities set forth in this Charter.

FINANCIAL REPORTING PROCESS

- Review and discuss with management and the independent auditors, prior to filing, submission or release, as the case may be (1) the interim financial information contained in the Corporation's Quarterly Reports on Form 10-Q and material assumptions and estimates used to generate the interim financial information; (2) the annual financial information contained in the Corporation's Annual Reports on Form 10-K and material assumptions and estimates used to generate the annual financial information; (3) the Corporation's earnings announcements; (4) other financial reports to be submitted, distributed or otherwise made available to or filed with any governmental authority, the Nasdaq Stock Market, Inc., the Corporation's shareholders or others, as appropriate; and (5) report to the Board the results of reviews of the information referred to above in clauses (1) through (4).

- Review, consider and discuss with the independent auditors matters required to be discussed by Statement of Auditing Standards No. 61, as the same may be amended from time to time.

- Discuss with management the Company's exposure to material financial risks and the measures taken to reduce such risks.

- Discuss with management and/or legal counsel, any legal matters that could have a material impact on the Corporation's financial statements.

INTERNAL CONTROLS

- Oversee the Corporation's internal audit function, including, but not limited to, the review of internal audit independence, objectivity, responsibility, proposed annual audit plans, audit results, budget processes, staffing, and coordination with the Corporation's independent auditors.

- Review with the Corporation's independent auditors, internal auditors and management, the adequacy and effectiveness of, and compliance with the Corporation's internal controls.

- Review with the Corporation's independent auditors, internal auditors and management, the adequacy and effectiveness of the Corporation's management systems.

- Review with the independent auditors any recommendations they may have for improving internal accounting controls and management systems.

CHARTER REVIEW AND PREPARATION OF AUDIT COMMITTEE REPORTS

- Review and update this Charter on an annual basis, or more frequently if deemed advisable.

- Prepare a report for inclusion in the Corporation's Proxy Statement that describes the Committee's composition and responsibilities as required by the rules of the Securities and Exchange Commission and The Nasdaq Stock Market, Inc. as the same may be amended from time to time.

- Review annually reports of fees for audit, non-audit and legal fees for services rendered.


INDEPENDENT AUDITORS

- Recommend to the Board the selection of the Corporation's independent auditors.

- Review the engagement of the independent auditors, including planning, staffing and audit fees.

- On an annual basis, review and discuss with the independent auditors all significant transactions and relationships with the Corporation to determine the auditors' independence, including, the amount of audit fees paid by the Corporation relative to the amount of non-audit fees paid and other pertinent matters. The Audit Committee shall be responsible for obtaining from the independent auditors a formal written statement describing all relationships between the independent auditors and the Corporation, in a form consistent with Independence Standards Board Standard No. 1, as the same may be amended from time to time.

- Review with the independent auditors their reports or opinions, any recommendations they may have regarding choice of accounting and auditing principles and their perception of the adequacy of the Corporation's financial and accounting personnel and the cooperation they received from such personnel during the audit.

- Review the performance of the independent auditors, including performance relating to non-audit services and fees charged for such services, and recommend to the Board any proposed retention or discharge of the independent auditors.

- Oversee the independent auditor relationship by reviewing the audit process and audit reports and allowing the independent auditors full access to the Audit Committee and the Board to discuss relevant issues.

- Obtain from the independent auditors assurance that Section 10A of the Securities Exchange Act of 1934, as amended, has not been implicated.

VI.      TERM OF SERVICE OF AUDIT COMMITTEE MEMBERS


         Members of the Audit Committee shall serve until their successors are designated.

                                                                       EXHIBIT B

                    AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
                   2001 EXECUTIVE INCENTIVE COMPENSATION PLAN



         1. Purpose. The purpose of this 2001 Executive Incentive Compensation Plan is to attract, motivate and retain highly qualified executives of American Management Systems, Incorporated. The Plan is intended to promote the interests of AMS and its shareholders by providing eligible officers with the opportunity to earn incentive compensation that is linked to the financial performance of AMS. Incentive compensation provided under the Plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Plan shall be interpreted consistent with such intent. The existence of this Plan is not intended to preclude AMS from providing additional incentive compensation to eligible officers or incentive compensation under other plans, agreements or arrangements to an officer, whether such officer is eligible to participate in the Plan or actually participates in the Plan.

         2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

                  (a) "Adjusted Income Before Income Taxes" shall mean AMS's income before income taxes, adjusted to eliminate the effects of charges for restructurings, extraordinary items, discontinued operations, and the cumulative effect of accounting changes, each as defined by Generally Accepted Accounting Principles.

                  (b) "AMS" shall mean American Management Systems, Incorporated, a Delaware corporation, and any entity that succeeds to all or substantially all of its business.

                  (c)      "Award" shall mean an award granted pursuant to
Section 4.

                  (d)      "Board" shall mean AMS's Board of Directors.

                  (e) "Change in Control" shall mean the first to occur of any of the following events:

                           (i)      Any person or group (within the meaning of
Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act")), other than AMS or a trustee or other fiduciary holding securities under an employee benefit plan of AMS or a corporation owned directly or indirectly by the stockholders of AMS in substantially the same proportions as their ownership of stock of AMS, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Act), directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of AMS's then-outstanding securities entitled generally to vote for the election of directors;

                           (ii)     AMS's stockholders approve an agreement to
merge or consolidate with another corporation (other than a majority-controlled subsidiary of AMS) unless AMS's stockholders immediately before the merger or consolidation are to own more than two-thirds (66-2/3%) of the combined voting power of the resulting entity's voting securities entitled generally to vote for the election of directors;

                           (iii)    AMS's stockholders approve an agreement
(including, without limitation, an agreement of liquidation) to sell or otherwise dispose of all or substantially all of the business or assets of AMS; or

                           (iv)     During any period of two (2) consecutive
years, individuals who, at the beginning of the period, constituted the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by AMS's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.


Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred with respect to a Participant by reason of (A) any event involving a transaction in which the Participant or a group of persons or entities with whom or with which the Participant acts in concert, acquires, directly or indirectly, fifty percent (50%) or more of the combined voting power of AMS's then-outstanding voting securities or the business or assets of AMS, or (B) any event involving or arising out of a proceeding under Title 11 of the United States Code or the provisions of any future United States bankruptcy law, an assignment for the benefit of creditors or an insolvency proceeding under state or local law.

                  (f) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions thereto.

                  (g) "Committee" shall mean the regularly appointed compensation committee of the Board unless the Board appoints another compensation committee of members of the Board to administer the Plan. In either case, the Committee shall have at least two(2) members, and no member of the Board may serve on the Committee unless such person is an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Code, and applicable guidance issued thereunder.

                  (h)      "Effective Date" shall mean January 1, 2001.

                  (i) "Eligible Employee" for an Award with respect to a Performance Period shall mean each "covered employee" as defined in Section 162(m) of the Code for the AMS fiscal year with which that Performance Period ends or, if the Award is deductible by AMS in a later fiscal year, for such later fiscal year.

                  (j) "GAAP" shall mean U.S. Generally Accepted Accounting Principles.

                  (k) "Incentive Pool" shall equal four percent (4%) of Adjusted Income Before Income Taxes for the Performance Period.

                  (l) "Participant" shall mean an Eligible Employee designated by the Committee to participate in the Plan for a designated Performance Period.

                  (m) "Performance Period" shall mean an AMS fiscal year or such other twelve (12)-month or shorter period as is designated by the Committee during which performance will be measured in order to determine a Participant's entitlement to receive payment of an Award. The Performance Period shall be the same for all Participants.

                  (n) "Plan" shall mean this American Management Systems, Incorporated 2001 Executive Incentive Compensation Plan, as amended from time to time.

                  (o)      "Stock" shall mean AMS's common stock.

         3.       Administration.

                  (a) Authority. The Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, in its sole discretion, from time to time to select Participants, grant Awards under the Plan, establish, modify or rescind such rules and procedures as it deems necessary for the proper administration of the Plan, and make such determinations and interpretations and to take such steps in connection with the Plan or the Awards granted thereunder as it deems necessary or advisable. All such actions by the Committee under the Plan or with respect to the Awards granted thereunder shall be final and binding on all persons.

                  (b) Manner of Exercise of Committee Authority. The Committee may delegate its responsibility with respect to the administration of the Plan to one or more officers of AMS, to one or more members of the Committee or to one or more members of the Board; provided, however, that the Committee may not delegate its responsibility to take any of the actions specified in
Section 4. The Committee may also appoint agents to assist in the day-to-day administration of the Plan and may delegate the authority to execute documents under the Plan to one or more members of the Committee or to one or more officers of AMS.

                  (c) Limitation of Liability. The Committee may appoint agents to assist it in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of AMS, AMS's independent certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of AMS acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by AMS with respect to any such action or determination.

         4.       Awards.

                  (a) Allocation of the Incentive Pool. Before or reasonably promptly after the inception of a Performance Period but, to the extent required by Section 162(m) of the Code, by no later than the earlier of ninety (90) days after the commencement of the Performance Period or the day before the date on which twenty-five percent (25%) of the Performance Period has elapsed, the Committee shall allocate, in writing, on behalf of each Eligible Employee designated as a Participant to receive an Award for such Performance Period, a portion of the Incentive Pool to be paid for such Performance Period, provided that (i) the aggregate of the portions of the Incentive Pool allocated to Eligible Employees for the Performance Period may not exceed one hundred percent (100%) of the Incentive Pool and (ii) no more than forty percent (40%) of the Incentive Pool for the Performance Period may be allocated to any single Participant.

                  (b) Adjustments to Awards. The Committee is authorized at any time during or after a Performance Period to reduce or eliminate the Incentive Pool or the portion of the Incentive Pool allocated to any Participant for any reason, including without limitation, on account of any termination of employment (including death, disability, retirement, voluntary termination, or termination with or without cause), individual or business unit performance such as cash generation targets, profit and revenue targets on an absolute and per share basis (such as earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, or earnings per share), market share targets or profitability targets as measured through return ratios and shareholder returns, or changes in the position or duties of any Participant with AMS during or after a Performance Period, provided, however, that (i) no adjustment hereunder may increase any Participant's allocation of the Incentive Pool and (ii) no adjustment hereunder shall be authorized or made if and to the extent that the Committee determines that such authority or the making of such adjustment would cause the Award(s) to fail to qualify as "qualified performance-based compensation" under Section 162(m) of the Code.

                  (c)      Payment of Awards.

                           (i)      After the completion of each Performance
Period, the Committee shall certify, in writing, in accordance with the requirements of Section 162(m) of the Code, the amount of the Incentive Pool, if any, and the Awards, if any, payable to Participants. Unless the Committee determines otherwise, no amounts payable in respect of the Awards shall be paid for a Performance Period until the Performance Period has ended and the Committee has certified the amount of the Awards payable for the Performance Period in accordance with this Section 4(c).

                           (ii)     Payment of an Award shall be subject to such
terms and conditions as shall be specified by the Committee, including without limitation the timing of the payment of the Award, the payment of the Award by the issuance or delivery of shares of Stock or other property of equivalent value in lieu of cash, the right to elect to defer part or all of any payment due with respect to the Award, a requirement that the Participant be employed by AMS as of a particular date in order to receive the payment, and other accrual or vesting requirements.

                           (iii)    In the event of a Change in Control, the
Incentive Pool shall be computed as if the Performance Period ended immediately before the Change in Control, and by annualizing the amount of the Adjusted Income Before Income Taxes achieved during such Performance Period, provided that a Participant's Award to which he or she would otherwise be entitled shall be multiplied by a fraction, the numerator of which is the number of days in the Performance Period before the Change in Control and the denominator of which is the total number of days in the Performance Period as originally specified.

         5.       General Provisions.

                  (a) Death of the Participant. In the event of the death of a Participant, any payments hereunder due to such Participant shall be paid to his or her beneficiary as designated in writing to the Committee or, failing such designation, to his or her estate. No beneficiary designation shall be effective unless it is in writing and received by the Committee before the date of death of the Participant.

                  (b) Taxes. AMS is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable AMS and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority for AMS to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

                  (c) Limitations on Rights Conferred under Plan and Beneficiaries. Neither status as a Participant nor receipt or completion of a deferral election form shall be construed as a commitment that any Award will become payable under the Plan. Nothing contained in the Plan or in any documents related to the Plan or to any Award shall confer upon any Eligible Employee or Participant any right to continue as an Eligible Employee, Participant or in the employ of AMS or constitute any contract or agreement of employment, or interfere in any way with the right of AMS to reduce such person's compensation, to change the position held by such person or to terminate the employment of such Eligible Employee or Participant, with or without cause, but nothing contained in this Plan or any document related thereto shall affect any other contractual right of any Eligible Employee or Participant. No benefit payable under, or interest in, this Plan shall be transferable by a Participant except by will or the laws of descent and distribution or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

                  (d) Changes to the Plan and Awards. Notwithstanding anything herein to the contrary, the Board, or a committee designated by the Board, may, at any time, terminate or, from time to time, amend, modify or suspend the Plan and any Award theretofore granted to any Participant which has not been settled (either by payment or deferral). No Award may be granted during any suspension of the Plan or after its termination. Any such amendment may be made without stockholder approval.

                  (e) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any amounts payable to a Participant pursuant to an Award, nothing contained in the Plan (or in any documents related thereto), nor the creation or adoption of the Plan, the grant of any Award, or the taking of any other action pursuant to the Plan shall give any such Participant any rights that are greater than those of a general creditor of AMS; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, or other property or make other arrangements, to meet AMS's obligations under the Plan. Such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets other than Stock and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify in accordance with applicable law.

                  (f) Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board (or a committee designated by the Board) nor submission of the Plan or provisions thereof to the stockholders of AMS for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem necessary.

                  (g) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of Virginia, without giving effect to principles of conflicts of laws, and applicable federal law.

                  (h) Exemption Under Section 162(m) of the Code. The Plan, and all Awards issued thereunder, are intended to be exempt from the application of Section 162(m) of the Code, which restricts under certain circumstances the federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year. The Committee may, without stockholder approval, amend the Plan retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve AMS's federal income tax deduction for compensation paid pursuant to the Plan.

                  (i) Effective Date. The Plan is effective for Performance Periods beginning on and after the Effective Date, subject to subsequent approval thereof by AMS's stockholders at the first annual meeting of stockholders to occur after the Effective Date, and shall remain in effect until it has been terminated pursuant to Section 5(d). If the Plan is not approved by the stockholders at such annual meeting, the Plan and all interests in the Plan awarded to Participants before the date of such annual meeting shall be void ab initio and of no further force and effect.

                                                                      APPENDIX 1






                    AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                              2000 FINANCIAL REPORT




                                    CONTENTS
--------------------------------------------------------------------------------

Business of AMS                                                                           1

Financial Statements and Notes                                                            4

Report of Independent Accountants                                                        27

Management's Discussion and Analysis of Financial
 Condition and Results of Operations                                                     28

Assumptions Underlying Certain Forward-Looking
 Statements and Factors That May Affect Future Results                                   35

Five-Year Financial Summary                                                              37

Five-Year Revenues by Target Market                                                      38

Selected Quarterly Financial Data                                                        39

Other Information                                                                        40

BUSINESS OF AMS

        OVERVIEW

        The business of American Management Systems, Incorporated and its wholly owned subsidiaries ("AMS" or the "Company") is to partner with clients to achieve breakthrough performance through the intelligent use of information technology. AMS is the premier provider of Next Generation Enterprise business and technology solutions that dramatically improve business performance and create value for clients. AMS provides a full range of consulting services from strategic business analysis to the full implementation of solutions. AMS's suite of next generation products, deep industry expertise and business alliances provide a foundation of management and technology services that integrate the latest technologies with existing IT infrastructures and internal processes providing productivity gains for clients. AMS measures success based on the results and business benefits achieved by its clients.

        The Company focuses on expanding its delivery of enterprise-wide business solutions - including eBusiness solutions - tailored to clients in financial services, new media and communications, federal, state and local governments as well as health care and utilities. These solutions help firms achieve greater cost savings, deliver improved customer service and leverage cross-sell and up-sell opportunities in their markets.

        AMS is a trusted business partner for many of the largest and most respected organizations in the markets in which it specializes. AMS is a company that transforms organizations into Next Generation Enterprises. A key element of this is establishing an extensive network of strategic alliances, partnerships and joint ventures to provide "best of breed" solutions and to extend AMS's market reach in all of the Company's target markets. Each year, approximately 85% of the Company's business comes from clients it worked with in previous years.

        The Company, which operates as one segment, focuses on clients in specific industries, which are referred to as target markets. The Company is targeting high value sectors within these target markets and striving to be the market leader in providing Next Generation Enterprise solutions. Organizations in AMS's target markets - new media and communications firms; financial services institutions; state and local governments and education organizations; federal government agencies; and other corporate clients -- have a crucial need to exploit the potential benefits of information and systems integration technology. The Company helps clients fulfill this need by ensuring quality project execution and continuing to build a professional staff, which is composed of experts in the necessary technical and functional disciplines. The Company is focused on consolidating operating activities to create new opportunities for growth and leveraging its deep industry knowledge and existing client relationships to support that growth.

        A significant component of AMS's business is the development of proprietary software products, either with its own funds or on a jointly funded basis with other organizations. These products are principally licensed as elements of custom tailored systems, and, to a lesser extent, as stand-alone applications. The Company expended $76.2 million in 2000, $102.3 million in 1999, and $77.4 million in 1998 for development associated with proprietary software. The Company expensed in the accompanying consolidated financial statements $45.3 million in 2000, $47.1 million in 1999, and $35.4 million in 1998 for research and development associated with proprietary software, including amortization. In 2000, the Company reduced the unamortized costs by $5.9 million representing collections from funding partners, compared to $21.8 million in 1999. As a percentage of revenues, license and maintenance fee revenues were less than 10% during each of the last three years.

        In order to serve clients outside of the United States, AMS has established subsidiaries or foreign branches. Exhibit 21 of this Form 10-K provides a complete listing of all twenty-six active AMS subsidiaries (and branches), showing name, year organized or acquired, and place of incorporation.

Revenues attributable to AMS's non-US clients were approximately $196.3 million in 2000, $226.7 million in 1999, and $208.4 million in 1998. Additional information on revenues and assets attributable to AMS's geographic areas of operation is provided in Note 12 of the consolidated financial statements appearing in Exhibit 13 of this Form 10-K.

        Founded in 1970, AMS services clients worldwide. AMS's approximately 8,500 employees serve clients from corporate headquarters in Fairfax, Virginia and from 51 offices worldwide.

        NEW MEDIA AND COMMUNICATIONS FIRMS

        AMS markets systems consulting and integration services to both local exchange and interexchange carriers, cellular and wireless telephone companies as well as cable, new media, DSL eCommerce, and eBusiness organizations. AMS's services encompass developing and implementing AMS's next generation software products specializing in customer care, billing, order processing, accounts receivable, and collections, as well as integrating leading industry partner products to create solutions for clients.

        FINANCIAL SERVICES INSTITUTIONS

        AMS provides systems consulting and integration services, as well as application software products to financial institutions and insurance companies worldwide. The Company specializes in corporate and international banking, consumer credit management, customer value and global risk management. The Company focuses on providing next generation solutions by incorporating its own suite of products while partnering with leading industry providers as well as clients to deliver Customer Value Management and facilitate business transformation for clients.

        STATE AND LOCAL GOVERNMENTS AND EDUCATION

        AMS provides information technology consulting and systems integration services to state, county, and municipal governments as well as universities and colleges. AMS provides these organizations industry experience and expertise in delivering financial, tax, and revenue management applications as well as enhancing human resources, social services, public safety and transportation functions, and environmental systems. The Company specializes in designing, developing, and implementing next generation- eGovernment- services and application software products that create productivity gains for clients through integrating the latest technologies with existing IT infrastruture and internal services. AMS is working with both clients and leading industry providers to develop statewide electronic malls to allow all state and local agencies to purchase goods and services from approved vendors over the web.

        FEDERAL GOVERNMENT AGENCIES

        AMS's clients include civilian and defense agencies as well as aerospace companies. AMS's long-term relationships with Federal Government Agencies continue to enhance a deep industry expertise that is central to providing management consulting services and systems integration that generate solutions for these clients. AMS's services include developing and implementing eProcurement and next generation financial solutions as well as providing information technology consulting, systems re-engineering, large scale systems integration and maintenance support.

        OTHER CORPORATE CLIENTS

        AMS provides enterprise-wide business and technology solutions for firms in other industries, including health care and utilities. AMS's suite of management and technology solutions (including eBusiness) supports projects with several large organizations in the healthcare and utilities market place, which AMS intends to pursue further.

FINANCIAL STATEMENTS AND NOTES

American Management Systems, Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31
(In millions except per share data)                             2000              1999            1998
----------------------------------------------------------------------------------------------------------

REVENUES                                                      $ 1,279.3        $ 1,240.3        $ 1,057.8

EXPENSES:
        Client Project Expenses                                   676.5            653.8            576.2
        Other Operating Expenses                                  401.4            380.0            305.7
        Corporate Expenses                                         91.2             88.6             79.0
        Provision for Specific Contract                              --             20.0              7.0
        Provision for Contract Litigation Settlement               35.2               --               --
                                                              ---------        ---------        ---------
                                                                1,204.3          1,142.4            967.9

INCOME FROM OPERATIONS                                             75.0             97.9             89.9

OTHER (INCOME) EXPENSE:
        Interest (Income) Expense                                   3.4               --              0.8
        Other (Income) Expense                                     (5.0)            (2.8)             1.1
        Loss on Equity Investments                                  2.4              4.3              0.7
                                                              ---------        ---------        ---------
                                                                    0.8              1.5              2.6
INCOME BEFORE INCOME TAXES                                         74.2             96.4             87.3

INCOME TAXES                                                       30.4             39.5             35.5
                                                              ---------        ---------        ---------
NET INCOME                                                    $    43.8        $    56.9        $    51.8
                                                              =========        =========        =========
WEIGHTED AVERAGE SHARES OUTSTANDING                                41.5             41.9             42.1
                                                              =========        =========        =========
BASIC NET INCOME PER SHARE                                    $    1.06        $    1.36        $    1.23
                                                              =========        =========        =========
WEIGHTED AVERAGE SHARES AND EQUIVALENTS                            41.9             42.6             42.9
                                                              =========        =========        =========
DILUTED NET INCOME PER SHARE                                  $    1.05        $    1.34        $    1.21
                                                              =========        =========        =========



----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated

CONSOLIDATED BALANCE SHEETS

December 31 (In millions)                                           2000          1999
----------------------------------------------------------------------------------------

ASSETS
----------------------------------------------------------------------------------------

CURRENT ASSETS:
        Cash and Cash Equivalents                                  $ 43.2        $111.3
        Accounts and Notes Receivable                               311.2         285.4
        Prepaid Expenses and Other Current Assets                    22.9          13.1
                                                                   ------        ------
                                                                    377.3         409.8
        Deferred Income Taxes                                          --           6.9
                                                                   ------        ------
                                                                    377.3         416.7

FIXED ASSETS:
        Equipment                                                    49.4          50.5
        Furniture and Fixtures                                       26.8          25.5
        Leasehold Improvements                                       24.0          19.1
                                                                   ------        ------
                                                                    100.2          95.1
        Accumulated Depreciation and Amortization                   (65.2)        (63.9)
                                                                   ------        ------
                                                                     35.0          31.2

OTHER ASSETS:
        Purchased and Developed Computer Software (Net of
          Accumulated Amortization of $97.5 and $74.5)              141.9         114.7
        Intangibles (Net of Accumulated Amortization of
          $6.6 and $5.5)                                             25.4           6.2
        Other Assets (Net of Accumulated Amortization of
          $1.1 and $0.9)                                             66.3          31.6
                                                                   ------        ------
                                                                    233.6         152.5
                                                                   ------        ------

TOTAL ASSETS                                                       $645.9        $600.4
                                                                   ======        ======






----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated

CONSOLIDATED BALANCE SHEETS

December 31 (In millions, except share data)                            2000          1999
--------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
        Notes Payable and Line of Credit                               $ 41.1        $  6.1
        Accounts Payable                                                 15.1          24.6
        Accrued Incentive Compensation                                   24.2          51.7
        Other Accrued Compensation and Related Items                     50.1          40.7
        Deferred Revenues                                                43.0          48.1
        Other Accrued Liabilities                                        13.0          12.8
        Accrued Contract Losses                                           0.8          27.0
        Income Taxes Payable                                              7.5           7.0
                                                                       ------        ------
                                                                        194.8         218.0
        Deferred Income Taxes                                             7.1            --
                                                                       ------        ------
                                                                        201.9         218.0

NONCURRENT LIABILITIES:
        Notes Payable                                                    10.3          16.5
        Deferred Compensation                                            35.3          27.5
        Deferred Income Taxes                                            38.0          28.9
                                                                       ------        ------
                                                                         83.6          72.9
                                                                       ------        ------

TOTAL LIABILITIES                                                       285.5         290.9

STOCKHOLDERS' EQUITY:
        Preferred Stock ($0.10 Par Value; 4,000,000 Shares
          Authorized, None Issued or Outstanding)
        Common Stock ($0.01 Par Value; 200,000,000 Shares
          Authorized, 51,057,214 and 51,057,214 Issued and
          41,527,563 and 41,018,387 Outstanding)                          0.5           0.5
        Capital in Excess of Par Value                                   91.6          89.5
        Deferred Compensation                                            (5.3)           --
        Retained Earnings                                               341.0         297.2
        Accumulated Other Comprehensive Loss                            (18.0)        (12.2)
        Common Stock in Treasury, at Cost (9,529,651 and
          10,038,827 Shares)                                            (49.4)        (65.5)
                                                                       ------        ------
                                                                        360.4         309.5
                                                                       ------        ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $645.9        $600.4
                                                                       ======        ======





----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31 (In millions)                                          2000          1999          1998
----------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
      Net Income                                                             $ 43.8        $ 56.9        $ 51.8
      Adjustments to Reconcile Net Income to Net Cash (Used in)
        Provided by Operating Activities:
            Depreciation                                                        9.3          12.5          17.0
            Amortization                                                       25.4          25.1          21.6
            Amortization of Stock Compensation                                  1.5            --            --
            Loss on Equity Investments                                          5.9           4.3           0.7
            Deferred Income Taxes                                              23.1          (4.0)          7.7
            Provision for Doubtful Accounts                                     6.7           6.2          10.9
            Loss on Disposal of Assets                                           --           5.6           2.6
      Changes in Assets and Liabilities:
            Increase in Trade Receivables                                     (32.4)        (31.3)        (30.3)
            Increase in Prepaid Expenses and Other
               Current Assets                                                  (9.8)         (4.4)         (0.3)
            Increase in Other Assets                                          (28.1)        (14.6)        (10.6)
            (Decrease) Increase in Accrued Incentive Compensation             (23.9)          1.1          31.1
            Increase in Accounts Payable, Other Accrued
               Compensation and Liabilities                                     7.9          23.8          26.0
            (Decrease) Increase in Deferred Revenue                            (5.1)         10.3          (2.0)
            (Decrease) Increase in Accrued Contract Losses                    (26.2)         19.7           7.3
            Increase (Decrease) in Income Taxes Payable                         0.5          (2.1)          0.3
                                                                             ------        ------        ------
      Net Cash (Used In) Provided by Operating Activities                      (1.4)        109.1         133.8
                                                                             ------        ------        ------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of Fixed Assets                                                (13.0)         (9.3)        (10.6)
      Purchase and Development of Computer Software                           (51.6)        (53.3)        (45.1)
      Other Investments and Intangibles                                       (32.9)         (4.5)         (2.3)
                                                                             ------        ------        ------
      Net Cash Used in Investing Activities                                   (97.5)        (67.1)        (58.0)
                                                                             ------        ------        ------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Borrowings                                                               88.0            --            --
      Payments on Borrowings                                                  (59.1)         (5.4)         (7.5)
      Proceeds from Common Stock Options Exercised                             12.3          14.2          20.9
      Payments to Acquire Treasury Stock                                       (4.5)        (52.9)        (21.2)
                                                                             ------        ------        ------
Net Cash Provided by (Used in) Financing Activities                            36.7         (44.1)         (7.8)
                                                                             ------        ------        ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                        (5.9)         (5.9)          1.7
                                                                             ------        ------        ------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                          (68.1)         (8.0)         69.7
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                111.3         119.3          49.6
                                                                             ------        ------        ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $ 43.2        $111.3        $119.3
                                                                             ======        ======        ======

NON-CASH OPERATING AND FINANCING ACTIVITIES:
      Treasury Stock Utilized to Satisfy Accrued
         Incentive Compensation Liabilities                                  $  3.6        $  5.2        $   --
      Tax Benefit Related to Exercise of Common Stock Options                $  2.5        $  5.1        $  7.3
      Treasury Stock Utilized to Satisfy Stock Options Exercised             $  7.2        $ 12.3        $  4.7

----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Year Ended December 31, 2000, 1999, and 1998 (In millions)

                                                 Common       Common
                                                  Stock        Stock        Capital in  Accumulated Other
                                                  Shares     (Par Value     Excess of   Comprehensive
                                               Outstanding     $0.01)       Par Value   Loss
----------------------------------------------------------------------------------------------------------

Balance at December 31, 1997                       41.5        $  0.5        $ 84.1        $ (8.0)

Common Stock Options Exercised                      1.2            --           5.3
   Tax Benefit Related to Exercise of
     Common Stock Options                                                       7.3
   Currency Translation Adjustment                                                            1.7
Common Stock Repurchased                           (0.7)
   1998 Net Income

                                                 ------        ------        ------        ------
Balance at December 31, 1998                       42.0           0.5          96.7          (6.3)

   Common Stock Options Exercised                   0.7            --         (12.3)
   Tax Benefit Related to Exercise of
     Common Stock Options                                                       5.1
   Currency Translation Adjustment                                                           (5.9)
   Common Stock Repurchased                        (1.9)
   Restricted Stock Award                           0.2
   1999 Net Income

                                                 ------        ------        ------        ------
Balance at December 31, 1999                       41.0           0.5          89.5         (12.2)

   Common Stock Options Exercised                   0.6            --          (7.2)
   Tax Benefit Related to Exercise of
     Common Stock Options                                                       2.5
   Currency Translation Adjustment                                                           (5.8)
   Deferred Compensation on
     Restricted Stock                                                           6.8
   Amortization of Deferred
     Compensation on Restricted Stock
   Common Stock Repurchased                        (0.2)
   Restricted Stock Award                           0.1
   2000 Net Income

                                                 ------        ------        ------        ------
Balance at December 31, 2000                       41.5        $  0.5        $ 91.6        $(18.0)
                                                 ======        ======        ======        ======



                                                                                             Total
                                                   Retained      Deferred      Treasury   Stockholders'
                                                   Earnings    Compensation    Stock         Equity
-------------------------------------------------------------------------------------------------------

Balance at December 31, 1997                          $188.5           --        $(26.4)       $238.7

Common Stock Options Exercised                                                      8.3          13.6
   Tax Benefit Related to Exercise of
     Common Stock Options                                                                         7.3
   Currency Translation Adjustment                                                                1.7
Common Stock Repurchased                                                          (21.2)        (21.2)
   1998 Net Income                                      51.8                                     51.8

                                                      ------       ------        ------        ------
Balance at December 31, 1998                           240.3           --         (39.9)        291.9

   Common Stock Options Exercised                                                  21.4           9.1
   Tax Benefit Related to Exercise of
     Common Stock Options                                                                         5.1
   Currency Translation Adjustment                                                               (5.9)
   Common Stock Repurchased                                                       (52.9)        (52.9)
   Restricted Stock Award                                                           5.3           5.3
   1999 Net Income                                      56.9                                     56.9

                                                      ------       ------        ------        ------
Balance at December 31, 1999                           297.2           --         (65.5)        309.5

   Common Stock Options Exercised                                                  16.9           9.7
   Tax Benefit Related to Exercise of
     Common Stock Options                                                                         2.5
   Currency Translation Adjustment                                                               (5.8)
   Deferred Compensation on
     Restricted Stock                                                (6.8)                         --
   Amortization of Deferred
     Compensation on Restricted Stock                                 1.5                         1.5
   Common Stock Repurchased                                                        (4.5)         (4.5)
   Restricted Stock Award                                                           3.7           3.7
   2000 Net Income                                      43.8                                     43.8

                                                      ------       ------        ------        ------
Balance at December 31, 2000                          $341.0       $ (5.3)       $(49.4)       $360.4
                                                      ======       ======        ======        ======




----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


Year Ended December 31 (In millions)              2000        1999         1998
---------------------------------------------------------------------------------

NET INCOME                                       $43.8        $56.9        $51.8

OTHER COMPREHENSIVE INCOME (LOSS):
      Currency Translation Adjustment             (5.9)        (5.9)         1.7
                                                 -----        -----        -----
COMPREHENSIVE INCOME                             $37.9        $51.0        $53.5
                                                 =====        =====        =====








----------------
See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

        The business of American Management Systems, Incorporated and its wholly-owned subsidiaries ("AMS" or the "Company") is to partner with clients to achieve breakthrough performance through the intelligent use of information technology. The Company has a thirty-year history of designing, developing and implementing technology solutions that redefine entire enterprises. AMS is an international business and information technology consulting firm that provides leading edge business and technology solutions featuring a full range of services: eBusiness strategy, business re-engineering, change management, systems integration, and systems development and implementation. AMS is headquartered in Fairfax, Virginia, with 51 offices worldwide. The Company, which operates as a leading international business and technology consulting service provider, considers its business to be one segment that focuses on the following primary target markets: new media communications, financial services institutions, state and local governments and education, federal government agencies and other corporate clients.

A.      Revenue Recognition

        Revenues on fixed-price contracts are generally recorded using the percentage of completion method based on the relationship of costs incurred to the estimated total costs of the project. Revenues on cost reimbursable contracts and time and material contracts are recorded as labor and other expenses are incurred.

        The Company recognizes revenue from software license arrangements in accordance with AICPA Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2) and related interpretations as amended. SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products and services, post contract customer support, web site design and development. The Company recognizes revenues on the percentage of completion method for contracts involving both software license fees and the provision of significant software modifications and customized services or where services are considered essential to the functionality of the software. For all other software license contracts, where services are not considered essential to the functionality of the software, revenues are recorded upon execution of the contract, provided that all shipment obligations have been met, fees are fixed or determinable, and collection is deemed probable. Revenues from software maintenance contracts are recognized ratably over the maintenance period.

        On benefit-funded contracts (contracts whereby the amounts due the Company are payable based on actual benefits derived by the client), the Company defers recognition of revenues until a point at which management can predict, with reasonable certainty, that the benefit stream will generate amounts sufficient to fund the contract. From that point forward, revenues are recognized on a percentage of completion basis. All of the current large multi-year benefit-funded contracts are currently recognized on a percentage of completion basis.

        When adjustments in the contract value or estimated costs are determined, any changes from prior estimates are reflected in earnings in the current period. Any anticipated losses on contracts in progress are charged to earnings when identified. The costs associated with cost-plus government contracts are subject to audit by the U.S. Government. In the opinion of management, no significant adjustments or disallowances of costs are anticipated beyond those provided for in the financial statements.

B.      Software Development Costs

        The Company develops proprietary software products using its own funds, or on a jointly funded basis with other organizations. These software products are then licensed to customers, either as stand-alone applications, or as elements of custom-built systems.

        The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86 -- "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" and for software jointly developed in accordance with Statement of Position 97-2, "Software Revenue Recognition". For projects funded by the Company, significant development costs incurred after technological feasibility has been established are capitalized. After the product is available for general release to customers, such costs are amortized on a straight-line basis over a period of 3 to 5 years or such other period as deemed appropriate. For projects where the Company has a funding partner, the capital asset is reduced by the amount collected from the partner. The Company recorded $19.5 million of amortization in 2000, $16.6 million of amortization in 1999, and $14.5 million of amortization in 1998. Unamortized costs were $133.4 million, $106.7 million, and $79.1 million at December 31, 2000, 1999, and 1998, respectively. In 2000, the Company reduced the unamortized costs by $5.9 million representing collections from funding partners, compared to $21.8 million in 1999. The Company evaluates the net realizable value of capitalized software using the estimated, undiscounted, net-cash flows of the underlying products.

        The Company capitalizes costs incurred for the development or purchase of internal use software in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Once the product is substantially complete and ready for its intended use, capitalized costs are amortized on a straight-line basis over the estimated useful life of the software.

        The Company expended $76.2 million in 2000, $102.3 million in 1999, and $77.4 million in 1998 for development associated with proprietary software. The Company expensed in the accompanying consolidated financial statements $45.3 million in 2000, $47.1 million in 1999, and $35.4 million in 1998 for research and development associated with proprietary software.

C.      Fixed Assets, Purchased Computer Software Licenses and Intangibles

        Fixed assets and purchased computer software licenses are recorded at cost. Furniture, fixtures, and equipment are depreciated over estimated useful lives ranging from 3 to 10 years. Leasehold improvements are amortized ratably over the lesser of the applicable lease term or the useful life of the improvement. For financial statement purposes, depreciation is computed using the straight-line method. Purchased software licenses are amortized over 2 to 5 years using the straight-line method. Intangibles are generally amortized over 5 to 15 years.

D.      Income Taxes

        Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates for the year in which the differences are expected to reverse.

        Deferred income taxes are provided for temporary differences in recognizing certain income, expense, and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the methods of accounting for revenue, capitalized software development costs, restricted stock, and the timing of deductibility of certain reserves and accruals for income tax purposes. A valuation allowance is recorded if it is "more likely than not" that some portion or all of a deferred tax asset will not be realized.

E.      Earnings Per Share

        Basic EPS excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and is computed using the treasury stock method.

F.      Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of these instruments.

G.      Currency Translation

        For operations outside the United States with functional currencies other than the U.S. dollar, the Company translates income statement amounts at the average monthly exchange rates throughout the year. The Company translates assets and liabilities at exchange rates prevailing as of the balance sheet date. The resulting translation adjustments and gains and losses on intercompany transactions which are long-term in nature are shown as other comprehensive income.

H.      Principles of Consolidation

        The consolidated financial statements include the accounts of American Management Systems, Incorporated and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated. The Company's investments in companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for under the equity method, with the remaining investments carried at cost.

I.      Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Future actual results could be different due to these estimates. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include: management's forecasts of contract costs and progress towards completion which are used to determine revenue recognition under the percentage-of-completion method, management's estimates of allowances for doubtful accounts, tax valuation allowances, and management's estimates of the net realizable value of purchased and developed computer software and intangible assets.

J.      Foreign Currency Hedging

        From time to time, the Company has entered into foreign exchange contracts as a hedge against market fluctuations. Hedges are established in order to reduce the risk of market fluctuations associated with changes in exchange rates. Market gains and losses are recognized, and the resulting credits and debits offset foreign exchange gains and losses on those transactions when settled. No contracts were outstanding as of December 31, 2000.

        In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 as amended by statements No. 137 and 138 entitled "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company will adopt this new accounting standard effective January 1, 2001. The adoption of this standard will have no material impact on the Company's consolidated financial statements.


K.      Reclassifications

        Certain prior year information has been reclassified to conform with the current year presentation.

L.      Comprehensive Income

        The Company's principal components of comprehensive income are net income and foreign currency translation adjustments.

M.      Investments

        The Company's uses the equity method of accounting for investments in companies and other investments in which the Company has significant influence, generally this represents common stock ownership or partnership equity of at least 20% or more. Employing this method the Company records the initial investment at cost and subsequently adjusts the carrying amount of the investment to reflect the Company's share of income or loss of the investee and to reflect when applicable any dividends received from the investee.



NOTE 2 -- ACCOUNTS AND NOTES RECEIVABLE

December 31 (In millions)                    2000          1999
-----------------------------------------------------------------

Trade Accounts Receivable
      Amounts Billed and Billable           $228.6        $226.8
      Amounts Not yet Billable                77.6          58.4
      Contract Retention                      13.0          11.0
                                            ------        ------
      Total                                  319.2         296.2

Allowance for Doubtful Accounts               (8.0)        (10.8)
                                            ------        ------
      Total                                 $311.2        $285.4
                                            ======        ======

        The Company enters into large, long-term contracts and, as a result, periodically maintains individually significant receivable balances with certain major clients. At December 31, 2000, the ten largest individual receivable balances totaled approximately $112.7 million.

        Management believes that credit risk, with respect to the Company's receivables, is low due to the creditworthiness of its clients and the diversification of its client base across different industries and geographies. In addition, the Company is further diversified in that it enters into a range of different types of contracts, such as fixed price, cost-plus, time and material, and benefits funded contracts. The Company may also, from time to time, work as a subcontractor on particular contracts. The Company performs ongoing evaluations of contract performance as well as evaluations of the client's financial condition.


NOTE 3 - OTHER ASSETS


December 31 (In millions)                                 2000        1999
----------------------------------------------------------------------------

Company Owned Life Insurance                             $32.6       $28.1
Long Term Contract Receivables                            14.4          --
Other Investments                                          7.1         0.4
Other Assets, Net of Accumulated Amortization             12.2         3.1
                                                         -----       -----
   Total                                                 $66.3       $31.6
                                                         =====       =====


NOTE 4 -- NOTES PAYABLE AND LINE OF CREDIT

        Effective January 9, 1998, the Company entered into a syndicated five-year $120 Million Multi-Currency Revolving Credit Agreement with Bank of America and Wachovia Bank (the "1998 Agreement") as agents. A term loan (the "Term Loan"), which was funded by Wachovia Bank and Bank of America on January 6, 1997 under a term loan agreement, remains outstanding and is presently governed by the 1998 Agreement.

        The weighted average borrowings under all revolving credit agreements was approximately $34.1 million in 2000, and $0.4 million in 1999 at weighted daily average interest rates of approximately 6.5% in 2000, and 5.7% in 1999. The maximum amount outstanding under all agreements was $106.1 million in 2000 and $37.8 million in 1999. At December 31, 2000 the Company had $35 million outstanding under its revolving credit facility and $16.4 million in term loans compared to no amounts outstanding under its revolving credit facility and $22.6 million outstanding in term loans at December 31, 1999.

        The Company and most of its existing subsidiaries may borrow funds under the 1998 Agreement in the approved currencies, subject to certain minimum amounts per borrowing. Interest on such borrowings generally ranged from LIBOR plus 12.5 basis points to LIBOR plus 45 basis points, depending upon the ratio of total debt to EBITDA. The Company also was required to pay a facility fee ranging from 12.5 basis points to 20 basis points of the total facility, based upon the same performance measure. In addition, if 50% or more of the facility was utilized, an additional usage fee of 12.5 basis points applied. Based upon such measures, at December 31, 2000, interest payments were based upon an interest rate of approximately 6.8%.

        The 1998 Agreement, and the Term Loan, both contain certain financial covenants with which the Company must comply. These covenants include: (i) maintain at the end of each fiscal quarter for the four quarters ending on such a date a fixed charge coverage ratio of not less than 2.5 to 1.0, (ii) maintain total debt to EBITDA ratio of no more than 3.0 to 1.0, (iii) restrictions on using net worth to acquire other companies or transferring assets to a subsidiary, and (iv) restrictions on declaring or paying cash dividends in any one fiscal year in excess of twenty-five percent of its net income for such year. As of December 31, 2000, the Company was in compliance with these covenants.

        The following schedule summarizes the total outstanding notes; there are no outstanding capitalized lease obligations.

December 31 (In millions)                                      2000        1999
---------------------------------------------------------------------------------

Revolving Line-of-Credit                                      $35.0       $  --

Unsecured Notes With Interest at 5.250% - 6.938%
  Principal and Interest Payable Monthly Through
  January 2004                                                 16.4        22.6
                                                              -----       -----

Total                                                         $51.4       $22.6
                                                              =====       =====


Principal amounts are repayable as shown below:

2001                                                           41.1
2002                                                            5.3
2003                                                            4.0
2004                                                            1.0
                                                              -----
                                                               51.4

Less Current Portion                                           41.1
                                                              -----
Long-Term Portion                                             $10.3
                                                              =====


        Interest paid by the Company totaled $4.5 million in 2000, including approximately $0.7 million related to additional borrowings associated with the Mississippi settlement (see Note 11), $4.2 million in 1999, and $4.2 million in 1998.


NOTE 5 -- EQUITY SECURITIES

        The Company has an equity incentive plan which as amended (Plan F), provides for the issuance of 5,800,000 shares of the Company's common stock either as incentive stock options (ISOs) or non-qualified stock options (NSOs). The maximum lifetime for options range from five to ten years in the case of NSOs and eight to ten years in the case of ISOs. Plan F allows the Compensation Committee to grant stock options to Outside Directors generally on a discretionary basis.

        On December 3, 1999 the Board approved the 1999 Contractor Stock Option Plan. The purpose of the plan is to offer certain non-employees ("contractors"), who contribute materially to the successful operation of the Company, additional incentive to continue to serve as contractors by increasing their participation in the Company through stock ownership. Under the plan, the Company is authorized to issue up to 20,000 shares of common stock as NSOs that will expire on a date no later than five years from the date of issuance. During 2000, 1,500 options were granted under this plan for which the Company recorded compensation expense of $23,760. No grants were made during 1999.

        Under all plans, the exercise price of an ISO granted is not less than the fair market value of the common stock on the date of grant and for NSOs, the exercise price is either the fair market value of the common stock on the date of the grant or, when granted in connection with one-year performance periods under the Company's incentive compensation program, the exercise price may be determined by a formula selected by the Board or appropriate Board committee that is based on the fair market value of the common stock as of a date, or for a period, that is within three months of the date of grant. In cases where the market value exceeds the exercise price on the date of grant, the differential is recorded as compensation expense. Options granted are exercisable immediately, in monthly installments, or at a future date, as determined by the appropriate Board committee or as otherwise specified in the plan.

        At December 31, 2000 there were 826,346 shares available for grant under Plan F. No options remain available for grant under any previous stock option plan. The following table summarizes information with respect to stock options outstanding at December 31, 2000 under all plans.

                                                                                      Options Exercisable
                               Total Options Outstanding at 12/31/00                      at 12/31/00
                     --------------------------------------------------------   ---------------------------------
                                                Weighted
                                                 Average
                                                Remaining         Weighted                              Weighted
                                               Contractual         Average                               Average
     Range of               Number                Life            Exercise            Number            Exercise
Exercise Prices           of Shares             (Years)             Price           of Shares             Price
-----------------------------------------------------------------------------------------------------------------
$ 8.33  - $14.83            238,822               1.61             $11.75            203,307             $11.42
 16.13  -  16.31          1,286,250               9.78              16.31                  0               0.00
 16.44  -  23.72            884,897               4.12              20.52            515,177              19.01
 23.75  -  28.81            926,715               2.98              26.17            608,853              26.00
 29.25  -  32.75            866,541               8.83              31.70            342,972              31.75
 33.00  -  39.00            987,091               6.68              36.05            363,287              33.86
                          ---------                                                ---------

                          5,190,316               6.48             $24.90          2,033,596             $25.15

Additional information with respect to stock options awarded pursuant to such plans is summarized in the following schedule.


                                                          Number of            Weighted
                                                           Option              Average
                                                           Shares           Exercise Price
-------------------------------------------------------------------------------------------

Balance Outstanding at December 31, 1997                  3,779,302            $15.31

For the Year Ended December 31, 1998:
      Options Granted                                       731,244             25.34
      Options Canceled                                     (122,325)            21.88
      Options Exercised                                  (1,204,535)            11.20
                                                         ----------
      Balance Outstanding at December 31, 1998            3,183,686             18.92

For the Year Ended December 31, 1999:
      Options Granted                                     1,084,684             30.73
      Options Canceled                                     (150,473)            24.06
      Options Exercised                                    (725,322)            12.64
                                                         ----------
      Balance Outstanding at December 31, 1999            3,392,575             23.81

For the Year Ended December 31, 2000:
      Options Granted                                     3,002,008             25.92
      Options Canceled                                     (645,740)            30.51
      Options Exercised                                    (558,527)            17.17
                                                         ----------
      Balance Outstanding at December 31, 2000            5,190,316             24.90
                                                         ==========


        The Company has chosen to continue to account for stock-based compensation using the method prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted, for disclosure purposes only, Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123).

        If the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company's pro-forma net income and earnings per share for fiscal year 2000, 1999 and 1998 would have been decreased to the pro-forma amounts indicated below:

December 31 (In millions, except per share data):        2000         1999         1998
-----------------------------------------------------------------------------------------

Reported:

        Net Income                                      $ 43.8       $ 56.9       $ 51.8
                                                        ======       ======       ======
        Basic Net Income per Share                      $ 1.06       $ 1.36       $ 1.23
                                                        ======       ======       ======
        Diluted Net Income per Share                    $ 1.05       $ 1.34       $ 1.21
                                                        ======       ======       ======
Pro-Forma:

        Net Income                                      $ 36.6       $ 51.1       $ 48.8
                                                        ======       ======       ======
        Basic Net Income per Share                      $ 0.88       $ 1.22       $ 1.16
                                                        ======       ======       ======
        Diluted Net Income per Share                    $ 0.87       $ 1.20       $ 1.14
                                                        ======       ======       ======

        The Company has ten-year, eight-year and five-year options. For disclosure purposes, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Under the Black-Scholes model, the total value of the ten-year options granted in 2000 and 1999 was $38.9 million and $8.7 million, respectively, for which certain options would be amortized on a graded vesting schedule on a pro-forma basis over a seven-year period, and others would be amortized ratably on a pro-forma basis over a ten-year period (which varies between four months and ten years). The weighted-average fair value of the ten-year options granted in 2000 and 1999 was $12.97 and $15.63, respectively. In accordance with the amendment to Plan F ratified on May 21, 1999, there were no eight-year or five-year options granted in 2000. The total value of the eight-year options granted in 1999 and 1998 was $0.4 million and $2.8 million, respectively, which would be amortized on a graded vesting schedule on a pro-forma basis over a seven-year period. The weighted-average fair value of the eight-year stock options granted in 1999 and 1998 was $17.82 and $12.37, respectively. The total value of the five-year stock options granted in 1999 and 1998 was $8.0 million and $5.2 million, respectively. These would be amortized ratably on a pro-forma basis over a five-year period (which varies between four months and five years). The weighted-average fair value of the five-year stock options granted in 1999 and 1998 was $16.00 and $10.18, respectively.

        Additionally, the following weighted average assumptions were used for the ten-year, eight-year and five-year stock options granted in 2000, 1999 and 1998 respectively.

                                         Ten Year                       Eight Year                        Five Year
                                --------------------------       ------------------------        ------------------------
December 31                     2000       1999       1998       2000     1999       1998        2000     1999       1998
---------------------------------------------------------------------------------------------------------------------------

Expected Volatility            47.11%     44.44%        --        --     44.99%     43.86%        --     49.92%     45.44%

Risk-Free Interest Rate         6.12%      6.09%        --        --      4.90%      5.36%        --      4.99%      5.48%

Expected Life                   5 yrs      8 yrs        --        --      6 yrs      5 yrs        --      4 yrs      4 yrs

Expected Dividend Yield            0%         0%        --        --         0%         0%        --         0%         0%


        On September 21, 1999, the Company announced that its Board of Directors had authorized the purchase, from time to time, of up to 2 million shares of its common stock through open market and negotiated purchases. This authorization is in addition to the actions in August of 1998 and in February 1999, where in both cases the Board of Directors authorized the purchase of 1 million shares. The Company repurchased approximately 190,000, 1,900,000, and 720,000 shares of its common stock during 2000, 1999, and 1998, respectively, for a total of $78.6 million. In addition, the Company has been funding stock option exercises through the reissuance of previously acquired treasury shares.

        The Company has a Restricted Stock Profit Sharing Plan whereby restricted shares may be issued to employees if the Company meets performance objectives. The Board of Directors specifies the total award pool as a fixed dollar amount as set at the beginning of the performance period. The total shares distributed are based upon the number of shares to which the pool converts using the fair market value of the Company's common stock on the date of grant. These shares generally vest over a three year period. Total shares issued were 0, 140,393 and 186,165 for the years ended December 31, 2000, 1999 and 1998 respectively, with compensation expense being recorded of $3.7 million, $5.3 million and zero for the years then ended.

        In fiscal year 2000 the Board authorized the issuance of 415,800 Restricted Shares under an employee retention program. These shares vest over a three year period. The Company recorded compensation expense of $1,507,276 for the year ended December 31, 2000, resulting in a remaining deferred compensation balance of $5,275,463 at December 31, 2000.

NOTE 6 -- EARNINGS PER SHARE RECONCILIATION

Year Ended December 31 (In millions except per share data)                    2000          1999          1998
----------------------------------------------------------------------------------------------------------------

Basic Earnings per Share Computation
------------------------------------

    Net Income (Numerator)                                                     $ 43.8        $ 56.9        $ 51.8
                                                                               ------        ------        ------
    Weighted Average Shares (Denominator)                                        41.5          41.9          42.1
                                                                               ------        ------        ------
    Basic Net Income per Share                                                 $ 1.06        $ 1.36        $ 1.23
                                                                               ======        ======        ======
Diluted Earnings per Share Computation
--------------------------------------

    Net Income (Numerator)                                                     $ 43.8        $ 56.9        $ 51.8
                                                                               ------        ------        ------
    Weighted Average Shares and Equivalents:
        Weighted Average Shares Outstanding                                      41.5          41.9          42.1
        Shares Issuable Upon Exercise of Stock Options                            2.5           2.7           3.3
        Less Shares Assumed to be Repurchased at Fair Market Value               (2.1)         (2.0)         (2.5)
                                                                               ------        ------        ------
        Total Weighted Average Shares and Equivalents (Denominator)              41.9          42.6          42.9
                                                                               ------        ------        ------
    Diluted Net Income per Share                                               $ 1.05        $ 1.34        $ 1.21
                                                                               ======        ======        ======

NOTE 7 -- INCOME TAXES

Year Ended December 31 (In millions)                                     2000          1999          1998
-----------------------------------------------------------------------------------------------------------

Income before income taxes for the year ended
  December 31 was derived in the following jurisdictions:
        U.S                                                              $57.9         $59.7         $58.5
        Non-U.S                                                           16.3          36.7          28.8
                                                                         -----         -----         -----
                                                                         $74.2         $96.4         $87.3
                                                                         =====         =====         =====

The provision for income taxes is comprised of the following:
        Current:
             U.S. Federal                                                $(1.0)        $21.7         $15.5
             U.S. State                                                   (0.2)          5.1           4.1
             Non-U.S                                                       8.5          16.7           8.1
        Deferred:
             U.S. Federal                                                 21.5          (1.7)          6.4
             U.S. State                                                    4.0          (0.2)         (1.9)
             Non-U.S                                                      (2.4)         (2.1)          3.3
                                                                         -----         -----         -----
Total Provision                                                          $30.4         $39.5         $35.5
                                                                         =====         =====         =====

The differences between the U.S. federal statutory income tax as measured based on pre-tax income and the Company's
  effective rate are:
        U.S. federal statutory income tax rate                            35.0%         35.0%         35.0%
        State income taxes, net of federal benefit                         1.4           4.1           3.3
        Change in valuation allowance                                     (0.4)         (0.2)          0.7
        Research tax credits                                              (0.5)         (1.5)         (0.4)
        Meals and entertainment                                            3.3           2.7           2.4
        Goodwill and Other Non-deductibles                                 1.4           0.8           0.6
        Benefit of Non-U.S. Subsidiary Conversion                           --            --          (1.7)
        Impact of Non-U.S. jurisdictions                                   2.0           2.4           1.4
        Other                                                             (1.2)         (2.3)         (0.6)
                                                                         -----         -----         -----
Effective Rate                                                            41.0%         41.0%         40.7%
                                                                         =====         =====         =====

Year Ended December 31 (In millions)                                       2000          1999            1998
---------------------------------------------------------------------------------------------------------------

The tax effect of temporary differences that give rise to
  significant portions of the deferred tax assets and deferred tax liabilities at December 31 are as follows:
        Deferred Tax Assets:
             Accrued Expenses                                            $   0.0        $  10.3        $   3.2
             Employee Related Compensation                                  23.9           19.3           13.7
             Deferred Revenue                                                1.6            1.7            1.0
             Allowance for Doubtful Accounts                                 3.3            4.5            3.9
             Loss and Credit Carryforwards                                   6.7            5.2            3.5
             Other                                                           7.5            6.9            5.0
                                                                         -------        -------        -------
        Subtotal                                                            43.0           47.9           30.3
        Valuation Allowance                                                 (0.6)          (0.9)          (1.1)
                                                                         -------        -------        -------
        Total Deferred Tax Assets                                        $  42.4        $  47.0        $  29.2
                                                                         -------        -------        -------


        Deferred Tax Liabilities:
             Unbilled Receivables                                        $ (35.1)       $ (27.1)       $ (19.9)
             Capitalized Software                                          (51.0)         (42.4)         (29.2)
             Other                                                          (1.4)           0.5           (6.1)
                                                                         -------        -------        -------
        Total Deferred Tax Liabilities                                     (87.5)         (69.0)         (55.2)
                                                                         -------        -------        -------
        Net Deferred Tax Liabilities                                     $ (45.1)       $ (22.0)       $ (26.0)
                                                                         =======        =======        =======


        Certain of the Company's subsidiaries have net operating losses totaling $22.4 million. Losses of $8.1 million expire on or before the close of year 2020. Losses of $14.3 million carry forward over an indefinite period. As a result of restrictions on the utilization of certain losses, a valuation allowance has been placed on those losses. The net changes in total valuation allowance for the years ended December 31, 2000, 1999, and 1998 were a decrease of $0.3 million, a decrease of $0.2 million, and an increase of $0.6 million respectively. The Company also has jobs tax credits of $0.3 million that expire between 2010 and 2012.

        The Company has not provided for U.S. federal income and foreign withholding taxes on $15.7 million of non-U.S. subsidiaries' undistributed earnings as of December 31, 2000, because such earnings are intended to be reinvested indefinitely. It is not practicable to estimate the amount of any additional taxes which may be payable on the undistributed earnings. If these earnings were distributed, foreign tax credits would become available under current law to reduce or eliminate the resulting U.S. income tax liability.

        The Company paid income taxes of approximately $13.0 million, $43.0 million, and $23.4 million, in 2000, 1999, and 1998, respectively.


NOTE 8 -- DEFERRED COMPENSATION PLAN

        The Company has deferred compensation plans which were implemented in late 1996, and permit eligible employees and directors to defer a specified portion of their compensation. The deferred compensation earns a specified rate of return. As of year end 2000 and 1999 the Company had accrued $36.4 million and $28.3 million, respectively, for its obligations under these plans. The Company expensed $2.6 million,$1.8 million, and $1.4 million in 2000, 1999 and 1998, respectively, related to the earnings by the deferred compensation plan participants.

        To fund these plans, the Company purchases corporate-owned life insurance contracts. Proceeds from the insurance policies are payable to the Company upon the death of the insured. During 1999 the Company received proceeds of $1.2 million associated with one of the policies, which were subsequently re-invested in the existing corporate-owned life insurance contracts. The cash surrender value of these policies, included in "Other Assets", was $32.6 million at December 31, 2000 and $28.1 million at December 31, 1999. There were no outstanding loans at December 31, 2000 or December 31, 1999 on these policies.


NOTE 9 -- EMPLOYEE PENSION PLAN

        The Company has a simplified employee pension plan, which became effective January 1, 1980. This plan is a defined contribution plan whereby contributions are based on the application of a percentage specified by the Company to the qualified gross wages of eligible employees. The Company makes annual contributions to the plan equal to the amount accrued for pension expense. Total expense of the plan was $16.7 million in 2000, $14.0 million in 1999, and $11.5 million in 1998.


NOTE 10 -- JOINT VENTURE AND ACQUISITION

        In 1998, the Company established a joint venture with Bank of Montreal to provide online loan application and decisioning services to small and mid-size financial institutions via a new limited liability company, Competix L.L.C. In October 1999, Competix converted from a limited liability company to a C-corporation in which the Company currently maintains a 40% interest. Competix is authorized to issue up to 20% of its stock to its employees, issuable upon the exercise of stock options. At such time or times as Competix employees exercise these stock options, AMS's percent ownership in Competix will be reduced. The Company recorded a gain of $3.5 million during fiscal year 2000 in connection with the sale of a portion of the Company's then current holdings. In 2000 and 1999, the Company invested $3.8 million and $1.8 million, respectively, in connection with its interest in Competix, which investment was reduced by $4.2 million and $4.3 million related to the Company's share of the losses incurred by Competix in 2000 and 1999 respectively. These losses have reduced the Company's investment to zero as of December 31, 2000. The Company has a note receivable from Competix with a gross value of $4.3 million at December 31, 2000. Approximately $1.7 million was charged to earnings as a "Loss on Equity Investment" which served to reduce this note receivable during fiscal year 2000 bringing the net balance to $2.6 million.

        In September 2000, the Company acquired Synergy Consulting, Inc., a California based provider of systems integration, eBusiness and management consulting services in a purchase business combination for a cash payment of $20 million. The Company recorded Goodwill associated with the acquisition of approximately $20.0 million, which will be amortized over 15 years. In addition, the Company has a contingent obligation to pay the seller up to an additional $15 million based upon certain financial and/or project related targets being met. These payments, if made, will be added to the acquisition price and recorded as additional Goodwill. The results of Synergy have been included in the Company's Statement of Operations since September 1, 2000.

        NOTE 11 -- COMMITMENTS AND CONTINGENCIES

        The Company occupies production facilities and office space (real property) and uses various equipment under operating lease agreements, expiring at various dates through the year 2011.

        The commitments under these agreements, as of December 31, 2000, are summarized in the table below. Payments under the real property leases are generally subject to escalation based upon increases in the Consumer Price Index, operating expenses, and property taxes.


                     Gross Rentals and Maintenance Payments

(In millions)          Real Property   Equipment      Total
-------------------------------------------------------------

2001                         44.9         15.0         59.9
2002                         41.9          7.6         49.5
2003                         37.1          2.3         39.4
2004                         31.2          1.3         32.5
2005 and beyond             139.1           --        139.1
                           ------       ------       ------

Total                      $294.2       $ 26.2       $320.4
                           ======       ======       ======


        Operating lease expense for 2000, 1999, and 1998 was approximately $67.4 million, $51.0 million and $45.1 million, respectively.

        The Company has an extended leave program for certain employees that provides for compensated leave of eight weeks after seven years of service. The leave is not vested and can be taken only at the discretion of management. Because of the extended period over which the leave accumulates and the highly discretionary nature of the program, the amount of extended leave accumulated at any period end which will ultimately be taken is indeterminable. Consequently, the Company expenses such leave as it is taken.

        On April 22, 1999 the Company was served with a complaint alleging that it failed to deliver software conforming to a contract that it entered into with the State of Mississippi (the State). The matter proceeded to trial and on August 23, 2000, a jury awarded the State actual and punitive damages totaling $474.5 million. On August 28, 2000 the Company reached a fully negotiated settlement with the State for $185.0 million and on the same day the court signed an order dismissing the matter with prejudice in recognition of the settlement. The present value of the settlement was approximately $135.0 million, of which approximately $102.0 million was paid by the Company's insurers.

        The Company recorded a charge of $35.2 million to earnings for the quarter ended September 30, 2000 for the settlement and the related expenses. Approximately $34.4 million of this liability was paid during fiscal year 2000, $12.3 million of which was used to purchase guaranteed funding contracts. The guaranteed funding contracts were purchased from two large insurance companies, in the names of the State agencies which are to receive the settlement payments to fund all remaining amounts owed under the settlement. In the remote event that the insurance companies are unable to pay the amounts, the Company remains contingently liable. The Company's balance sheet does not reflect either the assets (guaranteed funding contracts) or the contingent liability.

        On September 11, 2000 the Company filed a lawsuit against National Union Fire Insurance Company, one of its insurance carriers, seeking damages arising from National Union's failure to take advantage of opportunities to settle the Mississippi litigation (discussed in the preceding paragraph) well within National Union's policy limits. Federal Insurance Company (Federal) has joined in that claim to recover the amount of secondary excess coverage that it contributed to the Mississippi settlement. On November 13, 2000, National Union filed a motion to dismiss the case, to stay the matter pending decision in a case that it filed against the Company and Federal in the Fairfax County Circuit Court (discussed in the following paragraph), or in the alternative, to transfer the case from the United States District Court for the Southern District of Mississippi to the United States District Court for the Eastern District of Virginia. The

Company and Federal have responded to the motion and it is pending before the court. The motion to stay may be rendered moot by actions of the Fairfax County Circuit Court (discussed below). The court has set a schedule under which discovery is to be completed by June 1, 2001, substantive motions are to be filed by June 15, 2001, and a pretrial conference is to be held on September 14, 2001. The case is scheduled for trial during the period from October 1, 2001 to October 19, 2001.

        On September 22, 2000 the Company was served with a declaratory judgement complaint filed by National Union in the Circuit Court for Fairfax County, Virginia. National Union seeks a determination that it did not breach its obligation to the Company in the failure to settle the Mississippi action and further seeks a court determination that its excess policy has been exhausted as a consequence of National Union's payment toward the settlement. The Company and Federal have filed a motion to dismiss or stay the Virginia lawsuit in favor of the lawsuit filed by the Company and Federal in Mississippi. On January 11, 2001, the Fairfax County Court denied the requests to dismiss or stay the case. The court invited the parties to move for reconsideration of its order and both the Company and Federal have done so. On February 9, 2001, the Company and Federal asserted defenses to National Union's complaint. On the same day, National Union filed a motion to amend its complaint to add (i) a request for a declaration that National Union has no liability for any existing or potential claim that otherwise would be within the coverage of the National Union policy and (ii) a claim that the Company breached duties of cooperation and participation under the National Union policy and that the Company is liable to National Union for damages in the amount of $37 million plus interest. On March 28, 2001, the Court issued a ruling dismissing National Union's claims without prejudice, with the exception of the counterclaim for $37 million plus interest, which is stayed pending the outcome of the case pending in Mississippi.

        On September 9, 1999 Bezeq, an Israeli Company, filed suit against a subsidiary of the Company alleging that the subsidiary was in breach of a contract with Bezeq. In the complaint, Bezeq sought damages in the approximate amount of $39.0 million, which amount included amounts secured by bank guarantees made in favor of Bezeq. On January 19, 2000, the Company's subsidiary filed a counterclaim against Bezeq alleging, among other things, breach of contract and seeking approximately $58.8 million in damages. On September 21, 2000, the Company's subsidiary and Bezeq entered into a settlement agreement, pursuant to which, among other things, neither party admitted any fault and each party released the other and the other's affiliates from any claims. The total amount paid by the Company's subsidiary to Bezeq pursuant to the settlement agreement did not exceed the amount previously reserved for potential losses under the contract. In light of the settlement, the applicable court dismissed both the claim and counterclaim with prejudice on October 24, 2000. The settlement agreement has been performed fully and the mutual releases contained therein are effective. The Company recorded approximately $3.7 million in other income for the year ended December 31, 2000 related to the recovery of certain previously recorded costs associated with this project.

        AMS performs, at any point in time, under a variety of contracts for many different clients. Situations can occasionally arise where factors may result in the renegotiation of existing contracts. Additionally, certain contracts may provide the client the right to suspend or terminate the contracts. To the extent any contracts may provide the client with such rights, the contracts generally provide for AMS to be compensated for work performed to date and may include provisions for payment of certain termination costs. However, business and other considerations may at times influence the ultimate outcome of contract renegotiations, suspension and/or cancellation.

NOTE 12 -- SEGMENT REPORTING AND SIGNIFICANT CUSTOMERS

        The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" as required and comparative information for earlier years is presented below. The Company engages in business activities in one operating segment that provides information technology consulting services to large clients in targeted vertical markets. The chief operating decision-maker is provided information about the revenues generated in key client industries. The resources needed to deliver the Company's services are not separately reported by industry. The Company markets its services worldwide, and its operations are grouped into two main geographic areas according to the location of each of the Company's subsidiaries. The Company's long-lived assets are located primarily in the United States. The two groupings consist of United States locations and non-US locations. Pertinent financial data is summarized below.

Year Ended December 31 (In millions)                       2000           1999           1998
------------------------------------------------------------------------------------------------

Revenues by Target Market

   New Media and Communications Firms                    $  317.4       $  337.6       $  266.6
   Financial Services and Institutions                      213.9          193.9          210.2
   State and Local Governments and Education                327.6          346.3          282.1
   Federal Government Agencies                              353.2          300.3          241.3
   Other Corporate Clients                                   67.2           62.2           57.6
                                                         --------       --------       --------

   Consolidated Total                                    $1,279.3       $1,240.3       $1,057.8
                                                         ========       ========       ========
Revenues by Geographic Area

   U.S. Companies                                        $1,100.2       $1,048.4       $  873.3
   Non-US Companies                                         179.1          191.9          184.5
                                                         --------       --------       --------

   Consolidated Total                                    $1,279.3       $1,240.3       $1,057.8
                                                         ========       ========       ========


        Revenues from AMS's U.S. Companies include export sales to non-US clients of $17.2 million in 2000, $34.8 million in 1999, and $23.9 million in 1998. As a result the Company's total non-US client revenues, primarily in Western Europe, were as follows:

Year Ended December 31 (In millions)              2000           1999           1998
---------------------------------------------------------------------------------------

   Exports By U.S. Companies                     $  17.2        $  34.8        $  23.9
   Non-US Companies                                179.1          191.9          184.5
                                                 -------        -------        -------

   Total Non-US Client Revenues                  $ 196.3        $ 226.7        $ 208.4
                                                 =======        =======        =======
      Percent of Total Revenues                     15.3%          18.3%          19.7%
                                                 =======        =======        =======


        Long lived assets located within the U.S. were approximately $166.9 million, $135.7 million and $108.2 million for fiscal year 2000, 1999 and 1998, respectively. Long lived assets held outside the U.S. were approximately $10.0 million, $10.2 million and $13.0 million for 2000, 1999 and 1998, respectively.

Significant Customers:

        Total revenues from the U.S. Government, comprising 91 clients in 2000, 112 clients in 1999, and 109 clients in 1998, were approximately $342.2 million in 2000, $288.2 million in 1999, and $224.8 million in 1998. No other customer accounted for 10% or more of total revenues in 2000, 1999, or 1998.

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of American Management Systems, Incorporated
Fairfax, Virginia

We have audited the accompanying consolidated balance sheets of American Management Systems, Incorporated and subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Management Systems, Incorporated and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

McLean, Virginia
February 14, 2001

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contains certain forward-looking statements. In addition, the Company or its representatives from time to time may make, or may have made, certain forward-looking statements, orally or in writing, including, without limitation, any such statements made in this MD&A, press releases, or any such statements made, or to be made, in the MD&A contained in other filings with the Securities and Exchange Commission. The Company wishes to ensure that such forward-looking statements are accompanied by meaningful cautionary statements so as to ensure, to the fullest extent possible, the protections of the safe harbor established by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Accordingly, such forward-looking statements made by, or on behalf of, the Company are qualified in their entirety by reference to, and are accompanied by, the discussion herein of important factors that could cause the Company's actual results to differ materially from those projected in such forward-looking statements.

RESULTS OF OPERATIONS

        The following table sets forth for the periods indicated the percentage of total revenues of major items in the Consolidated Statements of Operations and the percentage change in such items from period to period (see "Financial Statements and Notes"), excluding percentage changes in de minimus dollar amounts. The effect of inflation and price changes on the Company's revenues, income from operations, and expenses, is generally comparable to the general rate of inflation in the U.S. economy.

                                                                                       Period-to-Period
                                                   Percentage of Total Revenues             Change
                                                   ----------------------------       ------------------
                                                                                      2000        1999
                                                                                       vs.         vs.
                                                   2000        1999        1998       1999        1998
--------------------------------------------------------------------------------------------------------

Revenues ....................................     100.0%      100.0%      100.0%       3.1%       17.3%
      Expenses
      Client Project Expenses ...............      52.9        52.7        54.5        3.5        13.5
      Other Operating Expenses ..............      31.4        30.7        28.8        5.6        24.3
      Corporate Expenses ....................       7.1         7.1         7.5        2.9        12.2
      Provision for Specific Contract .......        --         1.6         0.7         --       185.7
      Provision for Contract Litigation
        Settlement ..........................       2.7          --          --         --          --
                                                  -----       -----       -----
                                                   94.1        92.1        91.5        5.4        18.0
Income from Operations ......................       5.9         7.9         8.5      (23.4)        8.9
Other (Income) Expense ......................       0.1         0.1         0.2      (46.7)      (42.3)
                                                  -----       -----       -----
Income Before Income Taxes ..................       5.8         7.8         8.3      (23.0)       10.4
Income Taxes ................................       2.4         3.2         3.4      (23.0)       11.3
                                                  -----       -----       -----
Net Income ..................................       3.4         4.6         4.9      (23.0)        9.8
Weighted Average Shares Outstanding .........                                         (1.0)       (0.5)
Basic Net Income per Share ..................                                        (22.1)       10.6
Weighted Average Shares and Equivalents .....                                         (1.6)       (0.7)
Diluted Net Income per Share ................                                        (21.6)       10.7

        REVENUES

        Revenues increased 3% for the year ended December 31, 2000, compared to 17% for the fiscal year ended December 31, 1999. Approximately 85% of each year's revenues came from clients for whom the Company performed services in prior years. Looking ahead to 2001, the Company expects revenue growth to continue at rates moderately above the rates experienced in 2000. Through leveraging existing client relationships, ensuring quality execution, and targeting new clients, the Company expects revenues within the Federal Government market and Other Corporate clients market to grow faster than the overall growth rate of the Company while revenues in all other markets will approximate the Company's overall growth rate.

        The Company continues to focus on expanding its delivery of enterprise-wide business and technology solutions - including eBusiness solutions- tailored to clients in financial services, new media and communications, federal, state and local governments as well as health care and utilities. These solutions help our clients to improve business performance by creating tools for businesses to achieve greater cost savings, deliver improved customer service, and leverage cross-sell and up-sell opportunities in their markets.

        Business with non-US clients decreased 14% to $196 million during 2000 compared to an increase of 9% to $227 million during 1999. The decrease in revenues during 2000 was a result of lower than expected revenue growth in the New Media and Communications Firms market driven by the ramping down of large projects across Europe and slower than expected project starts. A principal contributor to this decrease in revenues was a slowdown in the growth of the telecommunications industry worldwide, which experienced significant industry market consolidations, and larger than expected decreases in industry wide spending. Business with non-US clients represented 15% and 18% of the Company's total revenues for 2000 and 1999, respectively. The Company continues to focus on positioning itself to achieve growth in non-US business going forward and expanding the number of services offered to these clients. For fiscal year 2001, the Company expects revenues for non-US business to be in line with the overall Company revenue growth rate when compared to the same 2000 periods.

        In the New Media and Communications Firms market, a market characterized by large projects with relatively few clients, revenues decreased 6% in fiscal 2000 when compared to 1999 and increased 27% during 1999 when compared to 1998. The completion of large projects in 1999, as well as certain new projects not ramping up as quickly as anticipated, produced lower revenues than the Company expected in 2000. Non-US revenues decreased 21% in 2000 and increased 19% in 1999 when compared to 1998. As previously discussed, a principal contributor to these decreases in revenues was a slowdown in the growth of the telecommunications industry world-wide that experienced significant industry market consolidations and larger then expected decreases in spending. Despite industry slow-downs throughout 2000, the Company experienced continued success with key clients and emerging work in this market. By continuing to focus on key client relationships and quality project execution during 2001, the Company expects revenue growth in this market to increase at rates similar to the Company's overall revenue growth rate. In the first half of 2000, the Company substantially completed work related to its joint development contract with a European client for its next generation customer care and billing software known as "Tapestry." The Company therefore began amortizing this asset which resulted in approximately $6.4 million of amortization expense for fiscal 2000. The asset will continue to be amortized in the amount of approximately $3.9 million each quarter. On October 19, 2000 the Company announced a multi-year, multi-million dollar contract for implementation of its Tapestry customer care and billing product suite to its first North American client, a multi-billion dollar Fortune 100 company. The Company has since signed a second smaller contract and there continues to be significant market interest in Tapestry.

        Notwithstanding projected revenue growth, there continues to be risks in this market. Competition for experienced staff is especially intense in the telecommunications field, and staffing remains one of the Company's critical challenges. Additionally, the Company works in countries located in regions other than Western Europe and North America from time to time and the delivery risks in some of these other countries may be higher. Revenues in the New Media and Communications Firms market in these other locations were less than 3% of the Company's total revenues for the years ended 2000 and 1999.

        In the Financial Services Institutions target market, revenues increased 10% in 2000 and decreased 8% in 1999. The increase in revenues during 2000 was driven by increased business with new clients and a rebounding of the retail banking and insurance marketplace from last year's slowdown associated with Year 2000 "lockdowns" and business consolidation activity. Business with non-US clients accounted for approximately 34% of both fiscal 2000 and 1999 revenues in this market (approximately $73 million and $67 million respectively). In 2001, industry projections point to a slower demand for IT services in the financial services sector and increased competition for new client business. Throughout 2001, the Company expects to leverage its existing client relationships, next generation product solutions and strategic alliance relationships with leading industry providers to achieve revenue growth at rates in line with the Company's overall anticipated revenue growth rate for 2001.

        In the State and Local Governments and Education target market, revenues decreased 5% in fiscal 2000 and increased 23% in 1999. The Company's reduction in revenues was driven by the completion of several large projects as well as a longer than expected slowdown in the marketplace from Year 2000 "lockdowns," which led to slower project starts. During 2001, the Company will focus on repositioning itself for continued growth in revenues by consolidating operations to establish a targeted enterprise-wide focus for our clients as well as expand and leverage our eGovernment capabilities and existing client relationships. Revenues in the State and Local Governments and Education target market are expected to increase in 2001 at rates below the company's overall growth rate. On certain contracts with state taxation departments, the Company's fees are paid out of the benefits (increased collections) that the client achieves. The Company defers recognition of revenues on these contracts until that point at which management can predict, with reasonable certainty, that the benefit stream will generate amounts sufficient to fund the contract. From that point forward, revenues are recognized on a percentage of completion basis. Revenues on all of the current large multi-year benefits-funded contracts are currently recognized on a percentage of completion basis.

        Revenues in the Federal Government Agencies target market increased 18% in 2000 and 24% in 1999. The Company's leadership in financial systems and procurement business solutions combined with the continued expansion and extension of contracted work with the Department of Defense for its Standard Procurement System ("SPS") continued to drive the growth rate in revenues in this market above the Company's overall growth rate in 2000. Revenues with the Department of Defense accounted for approximately one-third of revenue growth in 2000 and 1999. For fiscal year 2001, the Company expects revenue growth in this market to exceed the Company's overall revenue growth rate when compared to the same 2000 period. These revenue increases will continue to be driven by the SPS contract, contracts with clients using the Company's federal financial systems and contracts leveraging the Company's strategic alliance relationships with both Seibel and Ariba.

        Revenues in the Other Corporate Clients market increased 8% in both fiscal years 2000 and 1999. The Company continues to expand its business with clients in the utilities and healthcare marketplace. For fiscal year 2001, the Company expects revenue growth in this market to increase at rates above the Company's overall growth rate.

        EXPENSES

        Client project expenses and other operating expenses together increased 4% during 2000, which was slightly above the growth rate in revenues. Comparing 1999 to 1998, client project and other operating expenses increased 17%, which was in line with the growth in revenues. The Company has made significant expenditures related to development of the "Tapestry" software which have been capitalized. Key software deliveries were completed late in the first half of 2000 and the Company began amortization of this asset yielding approximately $6.4 million of amortization expense for 2000. Amortization expense is expected to be approximately $3.9 million per quarter going forward.

        In February 2001, the Company announced a restructuring plan that will realign the Company's internal operations to a shared services model to significantly streamline support activities across the corporation. In addition, the Company is placing increased emphasis on employee skill-fit and performance. During fiscal 2001 the Company will take a restructuring charge of between $14 million and $19 million related to these efforts of which approximately $13 million will be recorded in the first quarter. The Company expects the increased emphasis on employee skill-fit and performance and the move to shared services to impact approximately 10% of the Company's US- based workforce by year end of 2001.

        Corporate expenses increased 3% and 12% in 2000 and 1999 respectively. The Company slowed the increase in Corporate expenses during fiscal year 2000 by focusing on reducing overall corporate expenses. In addition in 2000 there were no longer any significant Y2K remediation expenses that were part of corporate expenses driving the comparable 1999 period. As part of the restructuring plan previously discussed, in 2001 the Company will realign internal operations to streamline support activities by moving to a shared services model for internal functions such as Human Resources and internal IT support. For fiscal 2001, the Company expects corporate expenses to grow at rates corresponding to the Company's overall revenue growth rate due to focused efforts on streamlining the Company's business model as well as reductions in corporate level performance based incentive compensation and profit based compensation under the Company's restricted stock program.

        As discussed more fully in the section of this Form 10-K entitled "Legal Proceedings," the Company recorded a charge of $35.2 million to pre-tax earnings in the second half of 2000 due to the settlement of a lawsuit filed by the State of Mississippi and the payment of related expenses. During the second half of 2000 the Company made payments of approximately $34.4 million in relation to the settlement, and expects to pay the remaining liability of $0.8 million through the first quarter of fiscal year 2001. Approximately $12.3 million of the $34.4 million paid, as well as amounts paid by the Company's insurers, was used to purchase guaranteed funding contracts in the names of the State agencies which are to receive the settlement payments. In the remote event that the insurance companies from which the Company purchased the guaranteed funding contracts are unable to make the settlement payments, the Company remains contingently liable.


        INCOME FROM OPERATIONS

        Income from operations decreased 23% in 2000 compared to an increase of 9% in 1999. The 2000 decrease was primarily driven by the above-mentioned contract litigation settlement with the State of Mississippi. Additionally, throughout 2000 the Company made substantial investments in marketing, training, and infrastructure focusing on the Company's strategic alliances as well as business development efforts. Importantly, the Company's operating profit margins have continued to remain strong due to an ongoing emphasis on well-structured and well-priced engagements, tightly managed delivery risk, and focused reductions in indirect costs company-wide. For 2001, the Company will continue to focus on streamlining its corporate support activities and controlling expenses while emphasizing managed growth.

        OTHER (INCOME) EXPENSE

        The Company incurred $3.4 million of interest expense net of interest income in 2000 compared to no interest (income) expense in 1999 and $0.8 million net interest expense in 1998. The increase in 2000 was due to temporary increases in the amounts of short-term borrowings driven by the Company's increased investments in strategic alliances, the Company's acquisition of Synergy Consulting, Inc. and the Company's settlement with the State of Mississippi. Other Expense decreased in both 2000 and 1999 over the preceding years. The continued decrease in 2000 was primarily driven by approximately $3 million in expenses recovered related to the finalization of the contract settlement with an Israeli telecommunications firm, Bezeq, discussed in detail in "Legal Proceedings," which offset losses recorded for the Company's investment in Competix, which is described below.

        The Company continues to develop its investment strategy and evaluate opportunities presented by certain business relationships that would generate additional income for its core business, leverage its existing assets (customers, competencies, relationships, and technologies) and maximize shareholder value. In late 1998, the Company established a joint venture with Bank of Montreal to provide online processing services for loan applications to small and mid-size financial institutions via a new firm, Competix.com (formerly Competix, L.L.C.). The Company's share of Competix.com's losses was $5.9 million in 2000, $4.3 during 1999, and $0.7 in 1998, related to the Competix.com joint venture. During the first half of 2000 the Company sold a small portion of its investment in Competix.com. This sale generated a $3.5 million gain. At year-end 2000, the Company's remaining basis in its investment is a $2.6 million note receivable due from Competix.com. In 2001, the Company will continue to recognize its share of losses to write-down this receivable.

        INCOME TAXES

        The Company's effective tax rate for 2000 and 1999 was 41% compared to 40.7% in 1998. The Company expects that its effective tax rate in 2001 will be generally consistent with its historical rates.


FOREIGN CURRENCY EXCHANGE

        Approximately 15% of the Company's total revenues in 2000, 18% in 1999, and 20% in 1998 were derived from non-US clients. The Company's practice is to negotiate contracts in the same currency in which the predominant expenses are incurred, thereby mitigating the exposure to foreign currency exchange fluctuations. It is not possible to accomplish this in all cases; thus, there is some risk that profits will be affected by foreign currency exchange fluctuations. In a further effort to mitigate foreign currency exchange risk, the Company has established a notional cash pool with a European bank. This arrangement allows the Company to better utilize its cash resources among all of the Company's subsidiaries, without incurring foreign currency conversion risks, thereby mitigating foreign currency exposure for these transactions. The Company also actively manages the excess cash balances in the cash pool, which tends to increase net interest income. In the past, the Company had employed limited hedging of inter-company balance sheet transactions through derivative instruments (foreign currency swap contracts); however, as of December 31, 2000 the Company had no such outstanding derivative contracts.

LIQUIDITY AND CAPITAL RESOURCES

        The Company provides for its operating cash requirements primarily through funds generated from operations. Through an available bank facility, the Company can also provide for cash and currency management with respect to the short-term impact of certain cyclical uses, such as annual payments of incentive compensation as well as financing, from time to time, accounts receivable and other obligations. At December 31, 2000, the Company's cash and cash equivalents totaled $43.2 million, down from $111.3 million at the end of 1999. Cash used in operating activities during 2000 was $1.4 million compared to cash provided by operating activities of $109.1 million in 1999. The primary drivers of cash used in operating activities during 2000 were payments associated with the losses related to Bezeq and the litigation settlement with the State of Mississippi. Other drivers include payments for incentive compensation and a reduction in contract pre-payments (deferred revenue).

        During 2000, the Company invested approximately $97.5 million in fixed assets, software purchases, internally developed computer software and other investments compared to $67.1 in 1999. The Company's expansion of its strategic alliances and business ventures as well as the creation of the next generation software products drive these investments for the State and Local Government and Financial Services markets. During the second half of 2000 the Company invested approximately $20 million in the purchase of Synergy Consulting, Inc., a California based provider of systems integration, eBusiness, and management consulting services. This investment continues to build on the Company's core competencies in the State and Local Governments and Education markets. This investment has been accretive to earnings in fiscal 2000 and is expected to be so in fiscal 2001 and beyond.

        Revolving line of credit borrowings were $35 million at December 31, 2000 compared to zero at December 31, 1999. During 2000, the Company made principal payments of $59.1 million on outstanding debts owed to banks compared to $5.4 million in 1999. The aggregate weighted average short-term borrowings were approximately $34.1 million in 2000 and $0.4 million in 1999 at weighted daily average interest rates of 6.5% and 5.7% respectively. In 2000, the Company received proceeds of approximately $12.3 million from the exercise of stock options compared to $14.2 million in 1999. The Company repurchased approximately 190,000 shares of common stock in the open market during 2000 at a cost of approximately $4.5 million compared to 1.9 million shares repurchased in 1999 at a cost of approximately $52 million. The Company has authorization from the Board of Directors to purchase up to an additional 1.2 million shares.

        The Company's material unused source of liquidity at the end of 2000 consisted of approximately $85 million under the $120 million multi-currency revolving credit agreement with Bank of America and Wachovia Bank as agents ("the 1998 Agreement").

        In March 2001, the Company and certain of its subsidiaries amended the 1998 Agreement (the "March 2001 Amendment"), and the 1998 Agreement, as amended (the "Amended 1998 Agreement") became effective as of March 21, 2001. Under the Amended 1998 Agreement, interest on borrowings will generally range from LIBOR plus 62.5 basis points to LIBOR plus 77.5 basis points, dependent upon the fixed charge coverage ratio. In addition, under the Amended 1998 Agreement, the facility fee will range from 25 to 35 basis points of the total facility, based upon the same performance measure. Previously under the 1998 Agreement, if 50% or more of the facility was utilized, an additional usage fee of 12.5 basis points applied. The March 2001 Amendment eliminated the utilization fee. The Company believes that its liquidity needs can be met from the sources described above.

NEW ACCOUNTING PRONOUNCEMENTS

        In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 as amended by statements No. 137 and 138 entitled "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company will adopt this new accounting standard effective January 1, 2001. The adoption of this standard will have no material impact on the Company's consolidated financial statements.

                 ASSUMPTIONS UNDERLYING CERTAIN FORWARD-LOOKING
                                 STATEMENTS AND
                     FACTORS THAT MAY AFFECT FUTURE RESULTS


        Over the next several years, the Company expects to continue to experience managed growth in revenues. The continuing controlled growth in revenues should enable the Company to continue improving its profit margins, which have been reduced from time to time for after-tax reserves related to troubled contracts.

        The Company faces continuing risks in the area of project delivery and staffing. AMS has established a reputation in the marketplace of being a firm that delivers on time and in accordance with specifications regardless of the complexity of the application and the technology. The Company's customers often have a great deal at stake in being able to meet market and regulatory demands, and demand very ambitious delivery requirements. In order to meet its contractual commitments, AMS must continue to recruit, train, and assimilate successfully large numbers of entry-level and experienced employees annually, as well as to provide sufficient senior managerial experience on engagements, especially on large, complex projects. Moreover, this staff must be re-deployed on projects globally. Staffing projects in certain less industrialized countries can pose special risks and challenges. The Company must also manage rates of attrition, in view of increased competition for its talent.

        There is also the risk of failing to successfully manage large projects and the risk that the unanticipated delay, suspension, renegotiation or cancellation of a large project could have an adverse impact on operating results. Any such development in a project could result in a decline in revenues or profits, the need to relocate staff, a lawsuit or other dispute with a client regarding money owed, or damages incurred as a result of alleged non-performance by AMS and a diminution of AMS's reputation. Changing client requirements, such as scope changes and process issues, and delays in client acceptance of interim project deliverables, are other examples of risks of non-performance, especially in large complex projects. All of these risks are magnified in the largest projects and markets simply because of their size. The Company's business is characterized by large contracts producing high percentages of the Company's revenues. For example, 40% of the Company's total revenues in 2000 was derived from business with 17 clients.

        There is also the risk of revenues not being realized when expected, such as in certain contracts in the State and Local Governments market. On certain large contracts, the Company's fees are paid out of the benefits (for example, increased revenues from tax collections) that the client achieves. The Company historically has deferred recognition of such revenues until management can predict, with reasonable certainty, that the benefit stream will generate amounts sufficient to fund the contract. From that point forward revenues are recognized on a percentage of completion basis. As the number of such contracts, and the Company's experience with predicting the timing and certainty of such revenues, have increased over time, the Company expects to be able to recognize revenues earlier on such contracts in the future.

        The Company also faces the risk of increased competition in the markets in which it participates. In addition to any risk that the Company's competitors may create, some of the Company's current or prospective clients may decide to perform projects with their in-house staff that the Company might otherwise have undertaken. The Company also faces the risk of shrinking markets resulting from mergers and other consolidations of clients or prospective clients. Increased competition from industry rivals, as well as decisions by clients to outsource fewer projects or to consolidate with others in the Company's markets, could have a negative effect on pricing, revenues and margins.

        Events such as declines in revenues or profits, downturns in the industry in which the Company operates and downturns in the stock markets generally could result in immediate fluctuations in the trading price and volume of the Company's stock. Certain other risks, including, but not limited to, the Company's international scope of operations, are discussed elsewhere in this Form 10-K. The Company conducts business in countries other than Western Europe and North America. Contracts being performed in such non-Western countries can have higher delivery risks for a variety of reasons. Because the Company operates in a rapidly changing and highly competitive market, additional risks not discussed in this Form 10-K may emerge from time to time. The Company cannot predict such risks or assess the effect, if any, that such risks may have on its business. Consequently, the Company's various forward-looking statements, made, or to be made, should not be relied upon as a prediction of actual results.

FIVE-YEAR FINANCIAL SUMMARY

Year Ended December 31
(In millions except share and per share data)          2000           1999           1998           1997           1996
----------------------------------------------------------------------------------------------------------------------------

OPERATING RESULTS
----------------------------------------------------------------------------------------------------------------------------

      Revenues                                         $1,279.3       $1,240.3       $1,057.8         $872.3         $812.2
      Client Project Expenses                             676.5          653.8          576.2          485.0          525.9
      Other Operating Expenses                            401.4          380.0          305.7          271.6          201.9
      Corporate Expenses                                   91.2           88.6           79.0           61.4           56.8
      Provision for Specific Contract                        --           20.0            7.0             --             --
      Provision for Contract Litigation
        Settlement                                         35.2             --             --             --             --
                                                       --------       --------       --------         ------         ------
      Total Operating Expenses                          1,204.3        1,142.4          967.9          818.0          784.6
      Income From Operations                               75.0           97.9           89.9           54.3           27.6
      Other (Income) Expense                                0.8            1.5            2.6            2.9            1.4
                                                       --------       --------       --------         ------         ------
      Income Before Income Taxes                           74.2           96.4           87.3           51.4           26.2
      Income Taxes                                         30.4           39.5           35.5           20.2           10.7
                                                       --------       --------       --------         ------         ------
      Net Income                                       $   43.8       $   56.9       $   51.8         $ 31.2         $ 15.5
                                                       ========       ========       ========         ======         ======


PER COMMON SHARE DATA
----------------------------------------------------------------------------------------------------------------------------

      Basic Net Income per Common Share                $   1.06       $   1.36       $   1.23         $ 0.75         $ 0.38
      Weighted Average Shares                        41,482,378     41,917,762     42,133,843     41,361,967     40,656,760
      Diluted Net Income per Common Share              $   1.05       $   1.34       $   1.21         $ 0.74         $ 0.37
      Weighted Average Shares and Equivalents        41,912,696     42,558,786     42,938,896     42,304,018     41,925,353
      Common Shares Outstanding at Year End          41,527,563     41,018,387     42,026,510     41,544,299     40,939,209

FINANCIAL POSITION
----------------------------------------------------------------------------------------------------------------------------

      Total Assets                                       $645.9         $600.4         $537.6         $421.4         $424.2
      Fixed Assets, Net                                    35.0           31.2           37.6           45.2           48.0
      Working Capital                                     175.4          198.7          202.4          168.9          125.0
      Notes Payable                                        10.3           16.5           22.7           27.9           13.7
      Noncurrent Liabilities                               83.6           72.9           59.7           52.7           22.3
      Stockholders' Equity                                360.4          309.5          291.9          238.7          203.1

FIVE-YEAR REVENUES BY TARGET MARKET


Year Ended December 31 (In millions)                        2000           1999           1998           1997           1996
-------------------------------------------------------------------------------------------------------------------------------

Revenues

      New Media and Communications Firms(1)                 $317.4         $337.6         $266.6         $283.0         $331.9
      Financial Services Institutions                        213.9          193.9          210.2          181.1          154.1
      State and Local Governments and Education              327.6          346.3          282.1          171.4          140.7
      Federal Government Agencies                            353.2          300.3          241.3          189.2          135.7
      Other Corporate Clients                                 67.2           62.2           57.6           47.6           49.8
                                                          --------       --------       --------       --------       --------
Total Revenues                                            $1,279.3       $1,240.3       $1,057.8         $872.3         $812.2
                                                          ========       ========       ========       ========       ========



----------------------------
(1) Formerly referred to as Telecommunications Firms

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following summary represents the results of operations for the two years in the period ended December 31, 2000. (In millions except per share data)

                                         1st              2nd            3rd              4th
                                       Quarter          Quarter        Quarter          Quarter         Total
----------------------------------------------------------------------------------------------------------------

2000:
----------------------------------------------------------------------------------------------------------------

Revenues                                $311.1          $318.0          $322.8           $327.4        $1,279.3
Income Before Income Taxes                25.9            27.3            (7.1)            28.1            74.2
Net Income (Loss)                         15.3            16.1            (4.2)            16.6            43.8
Basic Earnings per Share                  0.37            0.39           (0.10)            0.40            1.06
Diluted Earnings per Share                0.36            0.39           (0.10)            0.40            1.05

1999:
----------------------------------------------------------------------------------------------------------------

Revenues                                $290.9          $305.3          $321.9           $322.2        $1,240.3
Income Before Income Taxes                26.8             7.8            30.6             31.2            96.4
Net Income                                15.8             4.6            18.1             18.4            56.9
Basic Earnings per Share                  0.37            0.11            0.43             0.45            1.36
Diluted Earnings per Share                0.37            0.10            0.43             0.44            1.34

        The Company has never paid any cash dividends on its common stock and does not anticipate paying dividends in the foreseeable future. Its policy is to invest retained earnings in the operation and expansion of its business. Future dividend policy with respect to its common stock will be determined by the Board based upon the Company's earnings, financial condition, capital requirements, and other then-existing conditions.

STOCK MARKET INFORMATION

        The common stock of American Management Systems, Incorporated, is traded on the NASDAQ over-the-counter market under the symbol AMSY. References to the stock prices are the high and low bid prices during the calendar quarters.


                                   2000                        1999
                           ---------------------       ---------------------
                             High          Low           High          Low
-----------------------------------------------------------------------------

1st Quarter                $44.375       $25.500       $39.375       $31.375
2nd Quarter                 44.440        31.750        35.000        25.875
3rd Quarter                 34.063        14.000        32.060        23.563
4th Quarter                 22.938        15.563        35.250        20.188

        The approximate number of shareholders of record of the Company's common stock as of March 23, 2001 was 1,158.

OTHER INFORMATION



TRANSFER AGENT AND REGISTRAR

ChaseMellon Shareholder Services, L.L.C.
Ridgefield Park, N.J.


INDEPENDENT ACCOUNTANTS

Deloitte & Touche LLP
McLean, Virginia


COUNSEL

Shaw Pittman
Washington, D.C.


STOCKHOLDER AND 10-K INFORMATION

Financial inquiries should be directed to Ronald L. Schillereff, Chief Financial Officer, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033. Telephone (703) 267-8000. A complimentary copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission will be provided upon written request.


ANNUAL MEETING

The annual shareholders meeting has been scheduled for May 11, 2001 in Fairfax, Virginia, for stockholders of record on March 22, 2001.

                    AMERICAN MANAGEMENT SYSTEMS, INCORPORATED


            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 11, 2001


               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

                  The undersigned hereby appoints Patrick W. Gross and Frank A. Nicolai, and each of them, as proxies, with full power of substitution in each, to vote all shares of the common stock of American Management Systems, Incorporated (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 11, 2001 at 10:00 A.M. local time, and at any adjournment(s) or postponement(s) thereof, on all matters set forth in the Notice of Annual Meeting and Proxy Statement, dated April 10, 2001, a copy of which has been received by the undersigned, as follows on the reverse side.


               (Continued and to be SIGNED on the reverse side.)


THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED
                       "FOR" EACH OF THE MATTERS STATED.

1.      ELECTION OF  DIRECTORS:  GRANT AUTHORITY to vote for all nominees listed to the right (except as marked to the contrary).[ ]

                                 WITHHOLD AUTHORITY to vote for all nominees listed below. |_|

                                 01-Patrick  W. Gross, 02-Frank  A. Nicolai, 03-Daniel  J. Altobello, 04-James  J. Forese,
                                 05-Dorothy Leonard, 06-W. Walker Lewis, 07-Frederic V. Malek, 08-Alan G. Spoon.


                                 INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

                                 -------------------------------------------------------------------------------------------------

2.      APPROVAL OF 2001 EXECUTIVE INCENTIVE COMPENSATION PLAN:

                     FOR [ ]        AGAINST [ ]        ABSTAIN [ ]

3. GRANT AUTHORITY upon such other matters as may come before the meeting, including any adjournment(s) or postponement(s) of the meeting, as they determine to be in the best interests of the Company:

                     FOR [ ]        AGAINST [ ]        ABSTAIN [ ]


                                      Dated:                       , 2001
                                             ----------------------

                                      ------------------------------------

                                      ------------------------------------
                                            Signature of Shareholder(s)

IMPORTANT: Please mark this Proxy, date, sign exactly as your name(s) appear(s), and return in the enclosed envelope. If shares are held jointly, signature need only include one name. Trustees and others signing in a representative capacity should so indicate.



By checking the box to the right, I consent to future delivery of the Company's Annual Reports, Proxy Statements, notices, prospectuses and other communications via electronic transmission in the event that the Company makes such electronic transmission. By so consenting, I understand that I will receive an e-mail in the event that the Company makes such electronic transmission (at the e-mail address I have indicated below) which will provide a link to these documents on the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by written notice to the Company's transfer agent, Mellon Investor Services, P.O. Box 3337, South Hackensack, NJ 07606, and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.

e-mail address:
               ---------------------------------------------------------------

                            - FOLD AND DETACH HERE -

                     VOTE BY INTERNET OR TELEPHONE OR MAIL
                         24 Hours a Day, 7 Days a Week

   Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

--------------------------------         ---------------------------         ---------------------------
         INTERNET                               TELEPHONE                                MAIL
HTTP.//WWW.PROXYVOTING.COM/AMSY                1-800-840-1208
Use the Internet to vote your            Use any touch-tone telephone           Mark, sign and date
proxy Have your proxy card in            to vote your proxy Have your             your proxy card
hand when you access the web             proxy card in hand when you                    and
site You will be prompted to      OR     call. You will be prompted to  OR        return it in the
enter your control number,               enter your control number,            enclosed postage-paid
located in the box below, to             located in the box below, and               envelope
create and submit an electronic          then follow the directions
ballot.                                  given

--------------------------------         ---------------------------         ---------------------------


              IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                 YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.


3